EXHIBIT 2.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

AGREEMENT AND PLAN OF MERGER

by and among

The TriZetto Group, Inc.

CK Acquisition Corp.,

CareKey, Inc. and the Representative

dated as of November 18, 2005

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), is made and entered into as of November 18, 2005, by and among The TriZetto Group, Inc., a Delaware corporation (“Parent”), CK Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), CareKey, Inc., a Delaware corporation (the “Company”), and Ido Schoenberg, in his capacity as representative (the “Representative”). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company believe it is in the best interest of each company and their respective stockholders to consummate the business combination transaction provided for herein (the “Merger”);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement in accordance with the Delaware General Corporation Law (“DGCL”) and their respective charter documents;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into Agreement, certain Company stockholders have agreed to enter into voting agreements with Parent in the form attached hereto as Exhibit B (the “Voting Agreements”); and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1 THE MERGER

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 1.3). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights, properties, liabilities and obligations of Merger Sub in accordance with the DGCL.

1.2. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Stradling Yocca Carlson & Rauth at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660 at the date and time on which the conditions to Closing set forth in Article 9 of this Agreement shall have been satisfied or waived by the appropriate party or at such time as the parties hereto agree. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Merger Sub and the Company shall deliver the certificates and other documents and instruments required to be delivered hereunder.

1.3. Effective Time of the Merger. At the Closing, the parties hereto shall (a) cause a certificate of merger in substantially the form of Exhibit C (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware, in accordance with Section 251 of the DGCL and (b) take all such other and further actions as may be required by the DGCL or other applicable Law to make the Merger effective. The Merger shall become effective as of the date and time of the filing of the Certificate of Merger. The date and time of such effectiveness are referred to herein as the “Effective Time.”

1.4. Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

1.5. Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein, pursuant to the Certificate of Merger, or in accordance with applicable Law. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable Law.

1.6. Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.7. Tax Withholding. Parent or any agent of the Parent shall be entitled to deduct and withhold from the purchase price or other payment otherwise payable by it pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Parent.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF COMPANY AND MERGER SUB

2.1. Exchange of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of holders of the capital stock of Merger Sub or the Company:

(a) Cancellation of Treasury Stock and Stock Owned by Parent; Capital Stock of Merger Sub. All shares of capital stock owned by the Company as treasury stock and all shares of capital stock of the Company owned by Parent or Merger Sub shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. Each issued and outstanding share of capital stock of Merger Sub shall by virtue of the Merger and without any action on the part of any holder thereof, be converted into one share of common stock of the Company. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b) Determination of Merger Consideration. Each issued and outstanding share of the Company Common Stock, issued and outstanding immediately prior to the Effective Time, except as otherwise provided in Section 2.1(a), shall be converted into the right to receive the Merger Consideration as follows:

(i) Non-Contingent Consideration. On the Closing Date, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive in cash an amount equal (the “Per Share Closing Date Payment Amount”) to “Xm”, where:

[ Xm*S + S((Xm-Kn)*On) ] = T

For all n where Xm > Kn

Where:	Xm	=	Per Share Closing Date Payment Amount, as calculated pursuant to the spreadsheet attached as Schedule 2.1;

	S	=	The number of shares of Company Common Stock outstanding as of the Effective Time;

	T	=	Sixty Million Dollars ($60,000,000) (the “Non-Contingent Consideration”);

	Kn	=	For any given Company Option, the exercise price of such Company Option (and where Kn is the exercise price for Company Option n), per Table 1 below; and

	On	=	Number of Company Options outstanding (and where On is the number of Company Options with an exercise price of Kn), per Table 1 below.

Kn	Strike Price	On	Options outstanding
K1	$7.00	O1	141,770
K2	$7.50	O2	30,430
K3	$12.00	O3	2,000
K4	$19.00	O4	88,763
K5	$25.00	O5	15,000
K6	$30.00	O6	20,500

(ii) Contingent Consideration. In addition to the Non-Contingent Consideration, Parent shall make certain additional payments to the Company Stockholders, on the dates (each, a “Contingent Payment Date”) and in the amounts (the “Contingent Payments”) set forth below:

        (A) Customer Based Contingent Consideration. On February 28, 2006, Parent shall pay (per share of Company Common Stock issued and outstanding immediately prior to the Effective Date) to the Company Stockholders an amount equal to “Xm” minus any per share consideration paid to date, where:

[ Xm*S + S((Xm-Kn)*On) ] = T

For all n where Xm > Kn

Where:	Xm	=	Amount paid per share to date, including all Customer Based Contingent Consideration, as calculated pursuant to the spreadsheet attached as Schedule 2.1;

	S	=	the number of shares of Company Common Stock outstanding as of the Effective Time;

	T	=	The sum of all Merger Consideration (inclusive of the current payment) previously paid on account of all shares of Company Common Stock and all Company Options, plus Fifteen Million dollars ($15,000,000), subject to deferral as described below;

	Kn	=	For any given Company Option, the exercise price of such Company Option (and where Kn is the exercise price for Company Option n), per Table 1 above; and

	On	=	Number of Company Options outstanding (and where On is the number of Company Options with an exercise price of Kn), per Table 1 above;

provided, that such payment shall only be payable if *** remains a customer of the Company as of February 15, 2006 pursuant to the agreement between *** and the Company in existence as of the date of this Agreement, as such may be amended with the prior consent of Parent, which consent shall not be unreasonably withheld. If earned, the Customer Based Contingent Consideration shall be paid to the Representative on behalf of, and for distribution to, each Company Stockholder.

        (B) Incremental Revenue Based Contingent Consideration. If Revenue received during the Revenue Based Contingent Consideration Payment Period (as defined hereinafter) exceeds the thresholds of *** (***), *** (***) and *** (***) (each a “Target Revenue Event”), calculated on a cumulative basis during the Revenue Based Contingent Consideration Payment Period, Parent shall pay (per share of Company Common Stock issued and outstanding immediately prior to the Effective Date) to the Company Stockholders upon achievement of a Target Revenue Event an amount equal to “Xm” minus any per share consideration paid to date, where:

*** Material has been omitted pursuant to a request for confidential treatment.

[ Xm*S + S((Xm-Kn)*On) ] = T

For all n where Xm > Kn

Where:	Xm	=	Amount per share paid to date, including each Incremental Revenue Based Contingent Consideration, as calculated pursuant to the spreadsheet attached as Schedule 2.1;

	S	=	the number of shares of Company Common Stock outstanding as of the Effective Time;

	T	=	The sum of all Merger Consideration previously paid on account of all shares of Company Common Stock and all Company Options, plus Eight Million Three Hundred Thirty Thousand Dollars ($8,330,000) per Target Revenue Event;

	Kn	=	For any given Company Option, the exercise price of such Company Option (and where Kn is the exercise price for Company Option n), per Table 1 above; and

	On	=	Number of Company Options outstanding (and where On is the number of Company Options with an exercise price of Kn), per Table 1 above.

The amount of the Incremental Revenue Based Contingent Consideration, if any, shall be determined on an annual basis at the end of each fiscal year ending on December 31 during the Revenue Based Contingent Consideration Payment Period. If earned, the Revenue Based Contingent Consideration shall be paid to the Representative on behalf of, and for distribution to, each Company Stockholder by no later than March 31 of the year following the fiscal year in which the Target Revenue Event occurred. For the avoidance of doubt, more than one Target Revenue Event may occur in any fiscal year, in which case the aggregate earned Incremental Revenue Based Contingent Consideration shall be paid the following fiscal year, and there shall be no more than three Target Revenue Events. As used herein, the term “Revenue Based Contingent Consideration Payment Period” shall mean the period of time commencing on the earlier of (x) the Closing Date and (y) January 1, 2006, and ending on December 31, 2008.

        (C) Revenue Based Contingent Consideration. If Revenue received during the Revenue Based Contingent Consideration Payment Period exceeds *** (***), Parent shall pay (per share of Company Common Stock issued and outstanding immediately prior to the Effective Date) to the Company Stockholders an amount equal to “Xm” minus any per share consideration paid to date, where:

*** Material has been omitted pursuant to a request for confidential treatment.

[ Xm*S + S((Xm-Kn)*On) ] = T

For all n where Xm > Kn

Where:	Xm	=	Amount paid per share to date including Revenue Based Contingent Consideration, as calculated pursuant to the spreadsheet attached as Schedule 2.1;

	S	=	the number of shares of Company Common Stock outstanding as of the Effective Time;

	T	=	The sum of all Merger Consideration previously paid on account of all shares of Company Common Stock and all Company Options plus the current payment of ***(***) of the aggregate Revenue received in excess of *** (***) during the Revenue Based Contingent Consideration Payment Period (the “Revenue Based Contingent Consideration”);

	Kn	=	For any given Company Option, the exercise price of such Company Option (and where Kn is the exercise price for Company Option n), per Table 1 above; and

	On	=	Number of Company Options outstanding (and where On is the number of Company Options with an exercise price of Kn), per Table 1 above.

The amount of the Revenue Based Contingent Consideration, if any, shall be determined at the end of each fiscal year ending on December 31 during the Revenue Based Contingent Consideration Payment Period. If earned, the Revenue Based Contingent Consideration shall be paid to the Representative on behalf of, and for distribution to, each Company Stockholder by no later than March 31 of the year following the fiscal year in which such Revenue Based Contingent Consideration was earned.

        (D) Maintenance Based Contingent Consideration. Parent shall cause to be made to the Company Stockholders a payment (per share of Company Common Stock issued and outstanding immediately prior to the Effective Date) equal to “Xm” minus any per share consideration paid to date, where:

[ Xm*S + S((Xm-Kn)*On) ] = T

For all n where Xm > Kn

Where:	Xm	=	Amount paid per share to date including Maintenance Based Contingent Consideration, as calculated pursuant to the spreadsheet attached as Schedule 2.1;

*** Material has been omitted pursuant to a request for confidential treatment.

T	=	The amount of the positive difference, if any, between (i) *** (***) times the Maintenance Revenue received in the fiscal year ended December 31, 2009, and (ii) the sum of the Non-Contingent Consideration, the Customer Based Contingent Consideration, the Revenue Based Contingent Consideration and the

Incremental Revenue Based Contingent Consideration (the “Maintenance Based Contingent Consideration”), plus the sum of all Merger Consideration previously paid on account of one share of Company Common Stock and all Company Options;

S	=	the number of shares of Company Common Stock outstanding as of the Effective Time;

Kn	=	For any given Company Option, the exercise price of such Company Option (and where Kn is the exercise price for Company Option n), per Table 1 above; and

On	=	Number of Company Options outstanding (and where On is the number of Company Options with an exercise price of Kn), per Table 1 above.

If earned, the Maintenance Based Contingent Consideration shall be paid to the Representative on behalf of, and for distribution to, the Company Stockholders by no later than March 31, 2010.

        (E) Contingent Payment Statements. Concurrently with the payment of any Contingent Payment, other than the Customer Based Contingent Consideration, Parent shall deliver a statement (each a “Contingent Payment Statement”) to the Representative setting forth the amount of the Contingent Payment and such reasonable detail required to support the calculation of the Contingent Payment. The Contingent Payment Statement shall be accompanied by a certificate from the Chief Financial Officer of Parent certifying that the Contingent Payment was calculated by Parent in good faith and in accordance with GAAP, consistent with past practices of Parent, unless agreed otherwise under this Agreement. Within ten (10) days following delivery by Parent of the Contingent Payment Statement, the Representative may deliver to Parent a written notice of any objection thereto (a “Dispute Notice”), which Dispute Notice shall contain a reasonably detailed statement of the basis of such objection. If a Dispute Notice is not delivered within such time period, the Contingent Payment Statement delivered by Parent shall be deemed final and binding on all parties. If a Dispute Notice is timely delivered, then the Representative and the Chief Financial Officer shall negotiate in good faith to resolve any disagreements. If the Representative and the Chief Financial Officer of Parent are unable to resolve all such disagreements within thirty (30) days following delivery of the Dispute Notice, then the Representative and the Chief Financial Officer of Parent shall choose an independent certified public accountant mutually acceptable to both parties to conduct an audit of the Contingent Payment, the expense of which shall be paid by the Company Stockholders by reducing the Contingent Payment payable to such Company Stockholders; provided, however, that if the audit reveals that Parent miscalculated or otherwise misstated the

*** Material has been omitted pursuant to a request for confidential treatment.

        (F) Contingent Payment by an amount equal to ten percent (10%) or more of the actual Contingent Payment, the expense of the audit shall be paid by Parent. The results of any such audit shall be final and binding on all parties.

(iii) Form and Payment of the Contingent Consideration. The Incremental Revenue Based Contingent Consideration, the Revenue Based Contingent Consideration and the Maintenance Based Contingent Consideration shall be payable at the sole discretion of Parent in either cash or Parent Common Stock, valued at the average of the closing prices of Parent Common Stock as reported on the Nasdaq National Market (the “NASDAQ NMS”) for the ten (10) trading days ending on the second (2nd) day prior to the payment of such Contingent Payments; provided that all payments to holders of Company Options shall, pursuant to Section 2.4, be paid in cash.

(iv) Working Capital Deferral. The Customer Based Contingent Consideration shall be decreased on a dollar for dollar basis to the extent that the Working Capital of the Company on the Closing Date is less than (A) the product of (x) operating expenses for the most recent calendar month prior to the Closing (excluding Transaction Expenses and depreciation), calculated in accordance with GAAP, multiplied by three, and (y) four, less (B) $1,000,000 (the “Working Capital Deficit”); provided, however, that any such decrease shall be added to the first Incremental Revenue Based Contingent Consideration payment. Within fifteen (15) days after the Closing Date, the Representative shall deliver to Parent a balance sheet reflecting the assets and liabilities of the Company as of the close of business on the day preceding the Closing Date (the “Closing Balance Sheet”). Within thirty (30) days after Parent receives the Closing Balance Sheet, Parent shall deliver to the Representative a schedule setting forth its calculation of any adjustments to Working Capital (the “Working Capital Adjustments”), as calculated in accordance the definition herein (the “Working Capital Adjustments Schedule”), and, upon request, shall make available to the Representative all records and work papers used in preparing the Working Capital Adjustments Schedule. Such Working Capital Adjustments Schedule shall be prepared utilizing the Closing Balance Sheet, as adjusted to reflect such adjustments, if any, necessary to state the Closing Balance Sheet in accordance with the definition of Working Capital set forth herein. If the Representative disagrees with the computation of the Working Capital Adjustments shown on the Working Capital Adjustments Schedule, the Representative may, within fifteen (15) days after receipt of the Working Capital Adjustments Schedule, deliver a notice (an “Working Capital Objection Notice”) to Parent in writing. If the Representative does not deliver a Working Capital Objection Notice within such fifteen (15) day period, then the Working Capital Adjustments shall be deemed finally determined to be as set forth on the Working Capital Adjustments Schedule. Parent and the Representative will use reasonable best efforts to resolve any disagreements as to the computation of the Working Capital Adjustments, but if they do not obtain a final resolution within ten (10) days after Parent has received the Working Capital Objection Notice, Parent and the Representative shall jointly retain an independent accounting firm of national recognized standing to resolve any remaining disagreements. If Parent and the Representative are unable to agree on the choice of an accounting firm, then the accounting firm will be a “big-four” accounting firm (or a successor) selected by lot (after excluding one firm designated by Parent and one firm designated by the Representative). The expenses of the accounting firm shall be shared equally so that half of the expenses will be paid by Parent and half of the expenses shall be reduced from the Customer Based Contingent Consideration; provided, however, that Parent shall pay for all of the expenses of the accounting firm if Working Capital as determined by Parent is understated by more than ten percent (10%) of Working Capital as determined by the accounting firm, and that all of the expenses of the accounting firm shall reduce the Customer Based Contingent Consideration if Working Capital as set forth in the Closing Balance Sheet is overstated by more than ten percent (10%) of Working Capital as determined by the accounting firm. The accounting firm shall review the disputed items in the determination of

Working Capital Adjustments and shall render a report to Parent and the Representative as to its resolution of such items and the resulting calculation of the Working Capital Adjustments. The accounting firm shall resolve all accounting issues which are relevant to the determination of the Working Capital Adjustments. The determination made by the accounting firm shall be binding and conclusive on the parties hereto for all purposes under this Agreement. Parent and the Representative shall each use their best efforts to cause the accounting firm to deliver its completed report within thirty (30) days after the matter is submitted to the accounting firm for determination. In the event that any dispute over the Working Capital Deficit has been resolved prior to the time of the first Incremental Revenue Based Contingent Consideration payment, amounts due to the Company Stockholders based on such resolution shall be added to the first Incremental Revenue Based Contingent Consideration payment. Any amounts due to the Company Stockholders based on the resolution of a dispute over the Working Capital Deficit after the time of the first Incremental Revenue Based Contingent payment shall be made to the Representative within ten (10) days of resolution.

(c) Limit on Number of Shares of Parent Common Stock. Notwithstanding the foregoing provisions, in no event will Parent issue shares of Parent Common Stock to the extent that such issuance would require stockholder approval under applicable NASDAQ Marketplace Rules, as determined in the sole discretion of Parent or as directed by the NASDAQ NMS. To the extent the number of shares issuable to the Company stockholders is limited, Parent at its sole discretion shall either (i) seek stockholder approval, or (ii) pay the remaining portion of the Contingent Consideration in cash.

2.2. Dissenting Shares.

(a) Notwithstanding anything to the contrary in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective time that is held by any stockholder who has not voted in favor of the Merger, has perfected such holder’s right to an appraisal of such holder’s shares in accordance with the applicable provisions of the DGCL, as applicable, and has not effectively withdrawn or lost such right to appraisal (a “Dissenting Share”), shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), but shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.1(b).

(b) The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL, relating to the appraisal process received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL, with the participation of the Company. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

2.3. Fractional Shares. No fractional shares of Parent Common Stock shall be issued, but in lieu thereof each Company Stockholder, who otherwise would be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder), shall receive from Parent an amount of cash (rounded up to the nearest whole cent) equal to the product of the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled, times the average of the closing prices of Parent Common

Stock as reported on the NASDAQ NMS for the ten (10) trading days ending on the second (2nd) day prior to the payment of the Contingent Payment resulting in such fractional interest.

2.4. Treatment of Company Preferred Stock and Options.

(a) Company Options. At the Effective Time, each outstanding Company Option shall, in accordance with the terms of such Company Option, become fully vested and exercisable upon consummation of the Merger and shall be converted into and shall become the right to receive, in full and complete satisfaction and cancellation thereof, one or more cash payments per Company Option, without interest, as set forth below. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any option plan or agreement) that are necessary to give effect to the transactions contemplated by this Section 2.4. The Parent, Merger Sub and the Company hereby acknowledge and agree that neither the Surviving Corporation nor Parent shall assume or continue any Company Options, or substitute any additional options for such Company Options. All payments to holders of Company Options pursuant to this Section 2.4 (collectively, “Option Payments”) shall be paid by Parent to the Representative on behalf of the holders of Company Options and the Representative shall be responsible for distributing such Option Payments to the holders of Company Options. Option Payments shall be determined and made on the Closing Date and each Contingent Payment Date, as applicable. The obligations of Parent and the Surviving Corporation to make the Option Payments shall be satisfied upon final and non-refundable payment to the Representative.

At the Effective Time, each outstanding Company Option, whether or not such Company Option has an exercise price that is greater than the Per Share Closing Date Payment, shall be converted into and shall become the right to receive one or more cash payments, each payment in an amount equal to the result of “Xm” minus Kn and minus the amount of any Option Payments made to date with respect to such Company Option if, and only if, Xm is greater than Kn, where:

[ Xm*S + S((Xm-Kn)*On) ] = T

Where:	Xm	=	Amount paid per share of outstanding Company Stock to date inclusive of the current payment, as calculated pursuant to the spreadsheet attached as Schedule 2.1;

	S	=	the number of shares of Company Common Stock outstanding as of the Effective Time;

	T	=	The sum of all Merger Consideration (inclusive of the current payment) previously paid on account of all shares of Company Common Stock and all Company Options;

	Kn	=	For such Company Option, the exercise price of such Company Option (and where Kn is the exercise price for such Company Option n), per Table 1 above; and

	On	=	Number of Company Options outstanding (and where On is the number of Company Options with an exercise price of Kn), per Table 1 above.

(b) Company Preferred Stock. Each share of Company Preferred Stock shall be converted into Company Common Stock immediately prior to the closing.

(c) Merger Consideration Certificate. The capitalization of the Company, including outstanding Company Options and the terms thereof, immediately prior to the Effective Time shall be set forth on a Merger Consideration certificate to be delivered by the Company to the Parent at Closing (the “Merger Consideration Certificate”). Parent and the Surviving Corporation shall be entitled to rely on the Merger Consideration Certificate in connection with payment of the Merger Consideration pursuant to Section 2.1 and the Option Payments pursuant to Section 2.4. Should the actual number of shares of Company Common Stock or Company Options outstanding as of the Effective Time differ from that set forth on the Merger Consideration Certificate, the amount of Merger Consideration payable per share and the Option Payments shall be adjusted accordingly.

2.5. Exchange of Certificates.

(a) Intentionally Omitted.

(b) Company Stock Exchange Procedures. As soon as reasonably practicable after the Effective Time (but in no event later than three business days), Parent shall cause the Surviving Corporation to mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (individually, a “Certificate” and collectively, the “Certificates”), and whose shares are to be exchanged pursuant to Section 2.1 into the right to receive the Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to Parent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to Parent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor the Non-Contingent Consideration component of the Merger Consideration, the cash amount payable in lieu of fractional shares in accordance with Section 2.3 and the Contingent Payments payable in accordance with Section 2.1(b)(ii), and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration and the cash amount payable in lieu of fractional shares in accordance with Section 2.3, may be paid and issued to a transferee if the Certificate representing such Company Common Stock is presented to Parent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by paragraph (c) below, to represent ownership of the Merger Consideration into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Article 2.

(c) Distributions with Respect to Unexchanged Shares. In the event Parent elects to pay any portion of the Contingent Payments in Parent Common Stock, no dividends or other distributions declared or made after the date on which such Contingent Payments are payable with respect to Parent Common Stock with a record date on or after the date on which such Contingent Payments are payable shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3 until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.5. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the date on which such Contingent Payments are payable which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the date on which such Contingent Payments are payable but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Stock. As of the Effective Time the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Certificates previously representing any such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the certificates representing such Company Common Stock, as contemplated hereby, or pursuant to Section 2.2. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.5. Notwithstanding anything to the contrary in this Section 2.5, Parent shall not be liable to any holder of Company Common Stock for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar laws.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedules delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) which have been provided to Parent prior to the date hereof:

3.1. Organization and Good Standing.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or to be in good standing would have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has made available to Parent true and correct copies of the Certificate of Incorporation and Bylaws of the Company. Copies of the minute books containing the records of meetings of the stockholders and the board of directors of the Company have been made available to Parent. The Company is not in default under or in violation of any provision of its governing documents. All corporate decisions of the board of directors and the Company

Stockholders in general meetings of the Company have been made in accordance with the Company’s governing documents and applicable law in force at the time such decisions were made.

3.2. Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity. Upon the execution and delivery by the Company, each of the Transaction Documents will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, except for the required approval of the holders of Company Stock in connection with consummation of the Merger.

(b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any Law applicable to the Company, or Order of any Governmental Authority or arbitrator to which the Company or any of its assets are subject, (iii) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Material agreement or otherwise cause any Person to terminate a material relationship with the Company; or (iv) result in the imposition or creation of any Material Lien upon or with respect to any of the assets of the Company, except, in any such case, for such conflicts, violations, breaches or Material Liens that, individually or in the aggregate, would not have a Material Adverse Effect.

(c) Except (i) for applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ii) as set forth in Schedule 3.2(c), the Company is not or will not be required to give any notice to or obtain any consent from any Governmental Authority or from any other Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.3. Subsidiaries. The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

3.4. Capitalization.

(a) The authorized capital stock of the Company consists of 4,000,000 shares of Common Stock and 1,845,000 shares of Preferred Stock, 1,245,000 of which are designated Series A Preferred Stock and 600,000 of which are designated Series B Preferred Stock. As of the date of this Agreement, there are outstanding (i) 1,592,687 shares of Common Stock, (ii) 1,239,282 shares of Series A Preferred Stock, (iii) 354,421 shares of Series B Preferred Stock, and (iv) Company Options to purchase an aggregate of 298,463 shares of the Company’s Common Stock. Three Hundred and

Sixty-Eight Thousand (368,000) shares of the Company’s Common Stock have been reserved for issuance pursuant to the Company’s 2001 Employee, Director and Consultant Stock Plan (the “Stock Plan”).

(b) All outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 3.4, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options, restricted stock, stock appreciation rights, other stock based compensation awards or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above.

(c) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for Company Stock having the right to vote) on any matters on which stockholders of the Company may vote.

(d) All of the Company Stock was issued or granted in compliance with all applicable federal and state securities laws.

(e) Except for the First Amended and Restated Investor Rights Agreement dated as of April 23, 2004, as amended, and the Voting Agreements, there are no voting agreements or voting trusts between or among any Person or Persons relating to the Company or the Company Stock. The Company is not obligated to issue or repurchase any shares of Company Stock for any purpose and no Person has entered into any Contract (whether preemptive or contractual) for the purchase, subscription or issuance of any unissued shares or other securities of the Company, whether now or in the future.

3.5. Financial Statements.

(a) Attached as Schedule 3.5(a) are true and complete copies of (a) an audited balance sheet of the Company as of December 31, 2003 and the related unaudited statements of income, changes in shareholders’ equity and cash flows for the year then ended, (b) an audited balance sheet of the Company as of December 31, 2004 and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended, including the notes thereto, together with the report of Ernst & Young LLP, independent certified public accountants, and (c) an unaudited balance sheet of the Company (the “Interim Balance Sheet”) as of September 30, 2005 (the “Interim Balance Sheet Date”) and the related unaudited statements of income, changes in shareholders’ equity and cash flows for the nine (9) months then ended (collectively, the financial statements referred to in clauses (a), (b) and (c) are the “Company Financial Statements”). The Company Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of the Company as at the respective dates of and for the periods referred to in the Company Financial Statements, all in accordance with generally accepted accounting principles for financial reporting in the United States (“GAAP”) applied on a consistent basis, except as noted therein, and, in the case of unaudited financial statements, for the absence of footnotes and other presentation items and for normal year-end adjustments. The Company Financial Statements have been prepared from the books and records of the Company.

(b) Except as set forth in Schedule 3.5(b), the Company does not have any obligations or liabilities (whether accrued, absolute, contingent or otherwise) required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP other than (i) liabilities and obligations disclosed on the Interim Balance Sheet; and (ii) liabilities and obligations incurred in the ordinary course of business since the Interim Balance Sheet that would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Since January 1, 2003, neither the Company nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its internal controls over financial reporting, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. During the periods covered by the Company Financial Statements, (i) there have been no changes in Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting; and (ii) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting have been reported to the Company’s Board of Directors and the Company’s external auditors, and any such reports are identified in Schedule 3.5(c). To the Company’s knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Company Financial Statements involving the management of the Company or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d) To the Company’s Knowledge, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable statute, law, ordinance, rule or regulation of any Governmental Authority having jurisdiction over the Company or any part of its operations. To the Company’s Knowledge, neither the Company, nor any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(e) During the periods covered by the Company’s Financial Statements, the Company’s external auditor was independent of the Company and its management. For purposes of this Section 3.4(e), “independent of the Company and its management” shall mean that the Company and its external auditor complied at all times with the auditor independence requirements of Title II of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and any regulatory body claiming jurisdiction over the accounting profession as if the Company were an issuer with a class of securities registered pursuant to the Exchange Act during the periods covered by the Company Financial Statements.

(f) The Company has delivered to Parent the Company Projections. The Company Projections were prepared in good faith based upon projections that, in the opinion of the Company, were reasonable as of the date of such Company Projections and, excluding the transactions contemplated by this Agreement, the Company does not have Knowledge of any facts or circumstances that would be reasonably likely to cause such projections to be materially incorrect as of such date, except as set forth on Schedule 3.5(f). Included on Schedule 3.5(f) is a list of qualified prospective customers (the “Prospective Customers”) with whom the Company has had, and currently anticipates continuing to have, discussions pertaining to, and with whom the Company has a good faith reasonable belief will purchase licensing, hosting and/or maintenance of the Company Products in 2006 and 2007 (“Prospective Customer Contracts”). Except as set forth on Schedule 3.5(f), each Prospective Customer has given the Company an indication of its desire to enter into a Prospective Customer Contract consistent with the Company Projections.

3.6. Absence of Certain Changes. Except as set forth in Schedule 3.6, since December 31, 2004, the business of the Company has been conducted in the ordinary course consistent with past practice and there has not been any:

(a) event, occurrence or development of a state of circumstances or facts which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (other than adverse effects arising from the execution and performance of this Agreement or changes in general economic conditions) or any event, occurrence or development which could reasonably be expected to have a Material Adverse Effect on the ability of the Company to consummate the Merger and to achieve the Company Projections;

(b) declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in the Company;

(c) split, combination, re-classification of any Company Stock or any amendment of any term of any outstanding security of the Company;

(d) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(e) creation or other incurrence by the Company of any Lien on any Asset other than in the ordinary course consistent with past practices;

(f) transaction or commitment made, or any contract or agreement entered into, by the Company relating to its Assets or business (including the acquisition or disposition of any Assets) or any relinquishment by the Company of any Contract or other right, in either case, Material to the Company, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(g) change in any method of accounting, method of tax accounting or accounting practice by the Company, except for any such change that is consistent with GAAP or required by reason of a concurrent change in GAAP;

(h) (i) grant of any severance or termination pay to any current or former director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase in compensation, bonus or other benefits payable or otherwise made available to current or former directors, officers or employees of the Company (other than salary increases in the ordinary course of business for employees other than officers and directors), (v) the declaration or payment of any bonuses or year-end payments to any current or former directors, officers or employees of the Company, or (vi) establishment, adoption, or amendment (except as required by applicable Law), of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company;

(i) labor dispute, other than routine individual grievances, or, to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(j) tax election or any settlement of tax liability;

(k) asset acquisition or expenditure in excess of $25,000 individually or $50,000 in the aggregate;

(l) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(m) write-offs or write-downs of any Assets of the Company;

(n) creation, termination or amendment of, or waiver of any right by the Company under, any Material Contract of the Company;

(o) damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on the Company;

(p) event that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 hereof; or

(q) an agreement or commitment to do any of the foregoing.

3.7. Real Property.

(a) The Company does not own any real property.

(b) Schedule 3.7(b) lists (i) all real property with respect to which the Company holds a leasehold interest or subleasehold interest, or otherwise has a license to use (the “Company Leased Real Property”), and (ii) each agreement under which the Company leases or otherwise has the right to use any Company Leased Real Property, listing, with respect to each such agreement, the date of the agreement and any amendments thereto, the names of the parties to the agreement, the addresses of the Company Leased Real Property, the annual and per month rental obligations of the Company and any other expenses or payments required to be paid or actually paid in connection with the Company Leased Real Property during fiscal year 2004 or the six month period ended June 30, 2005. Except as set forth in Schedule 3.7(b), the Company has not entered into any subleases, arrangements, licenses or other agreements relating to the use or occupancy of all or any portion of the Company Leased Real Property by any Person other than the Company.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company Leased Real Property conforms to all applicable fire, safety, zoning and building laws and ordinances, and other applicable Legal Requirements, and (ii) there are no pending or, to the Knowledge of the Company, threatened eminent domain, condemnation or other Proceedings affecting the Company Leased Real Property that would result in the taking of all or any part of the Company Leased Real Property or that would prevent or hinder the continued use of the Company Leased Real Property as currently used in the conduct of the Company’s business.

3.8. Tangible Personal Property.

(a) The Company has good and marketable title to, free and clear of all Liens other than Permitted Liens, or a valid right to use, all material machinery, equipment and tangible personal property used or held for use in connection with the Company’s business (including all tangible personal property reflected in the Interim Balance Sheet or acquired since the Interim Balance Sheet Date).

(b) All furniture, fixtures, vehicles, computer systems, equipment, and other tangible personal property owned or leased by the Company and used in its operations (collectively, the “Equipment”) are in good operating condition (ordinary wear and tear excepted) and repair. Such personal property is not held other than in the possession of the Company. Schedule 3.8(b) is a true and correct copy of the Company’s depreciation schedule which it maintains in the ordinary course of business relating to its Equipment and which identifies items of Equipment which have a value in excess of $10,000 and which are leased by the Company.

3.9. Taxes.

(a) Except as set forth in (or resulting from matters set forth in) Schedule 3.9 of the Company Disclosure Schedule:

(i) the Company has prepared and timely filed with the appropriate governmental agencies all franchise, income and all other Tax returns and reports required to be filed on or before the Effective Time (collectively the “Returns”), taking into account any extension of time to file granted to or obtained on behalf of the Company;

(ii) all Taxes required to be paid by the Company have been timely paid in full to the proper authorities, other than such Taxes against which adequate reserves have been made in the Company’s books and records;

(iii) all deficiencies resulting from Tax examinations of income, sales and franchise and all other Returns filed by the Company in any jurisdiction in which such Returns are required to be so filed and which are due or payable on or before the date hereof have been paid and the Company has not received notice of any claim by any authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction;

(iv) no deficiency has been asserted or assessed against the Company which has not been satisfied or otherwise resolved, no examination of the Company is pending or, to the Knowledge of the Company, threatened for any Tax by any taxing authority and there is no dispute or claim concerning any Tax liability of the Company either claimed by any taxing authority in writing, or to the Knowledge of the Company, reasonably expected to be claimed;

(v) no extension of the period for assessment or collection of any Tax is currently in effect and no extension of time within which to file any Return has been requested;

(vi) all Returns filed by the Company are correct and complete in all material respects or adequate reserves have been established with respect to any additional Taxes that may be due (or may become due) as a result of such Returns not being correct or complete;

(vii) no Company Asset is subject to a lien for Taxes;

(viii) the Company has never been a member of a consolidated, combined, unitary or aggregate group for Tax purposes. The Company has no liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise

(ix) the Company has not: (A) executed, become subject to, or entered into any closing agreement pursuant to Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other Tax Law, or (B) received approval to make or agreed to a change in accounting method;

(x) no Company Asset is property that is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; the Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; and the Company is not a party to any joint venture, partnership, or other similar arrangement;

(xi) the Company has not entered, nor does it plan to enter into, any related party transactions;

(xii) the Company has made timely payments of the Taxes required to be deducted and withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

(xiii) the Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement;

(xiv) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(xv) the Company has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. The Company has not consummated, or participated in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder;

(xvi) the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code;

(xvii) the Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code; and

(xviii) the transactions contemplated herein are not subject to the Tax withholding provisions of Code Section 3406 or of subchapter A of Chapter 3 of the Code or of any other provision of law.

(b) The Company is not a party to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (i) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code by reason of the Merger, or (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 280G of the Code, or (iii) the payment of any amounts not deductible by the Company, in whole or in part, by reason of Section 162(m) of the Code.

3.10. Employees.

(a) There is no collective bargaining agreement in effect between the Company and any labor unions or organizations representing any of the employees of the Company. Since January 1, 2004, the Company has not experienced any organized slowdown, work interruption strike or work stoppage by their employees, and, to the Knowledge of the Company, there is no strike, labor dispute or union organization activities pending or threatened affecting the Company.

(b) The Company is in compliance with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended, except for any such non-compliance that would not have a Material Adverse Effect.

(c) Except as set forth in Schedule 3.10(c), the Company is not a party to any employment, non-competition or severance contract or agreement with any employee of the Company.

(d) Except as set forth on Schedule 3.10(d) to the knowledge of the Company, no key executive employee and no group of employees or independent contractors of the Company has any plans to terminate his, her, or their employment or relationship with the Company, other than in connection with the transactions contemplated by this Agreement.

(e) Schedule 3.10(e) sets forth a complete and accurate list of the name of each officer and employee of the Company, together with such person’s position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person. The Company has not received notice, nor does it have Knowledge, that any such person will or may cease to be engaged by the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement.

3.11. Employee Benefits.

(a) Schedule 3.11(a) lists all employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate for the benefit of any employee or former employee of the Company, or with respect to which the Company otherwise has any liabilities or obligations (the “Benefit Plans”).

(b) With respect to each of the Benefit Plans, the Company has made available to Parent complete copies of each of the following documents; (i) a copy of all documents evidencing each Benefit Plan (including any amendments thereto); (ii) a copy of the Form 5500 and annual report, if any, required under ERISA or the Code for each of the three most recent plan years; (iii) a copy of the most recent summary plan description, if any, required under ERISA; (iv) if the Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification and advisory letters received from the Internal Revenue Service with respect to each such plan; (v) if the Benefit Plan is funded, the most recent annual and periodic accounting of plan assets and liabilities for such plan; (vi) the three most recent plan years discrimination tests (if any) for each Benefit Plan; and (vii) a written description of each Benefit Plan that is not in writing and written descriptions of all non-written agreements relating to the Benefit Plans.

(c) No Benefit Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or a plan that is subject to Title IV of ERISA.

(d) None of the Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(e) Each Benefit Plan is and has been maintained and administered in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements, other than any such non-compliance that would not have a Material Adverse Effect. Neither the Company, nor to the Company’s Knowledge, any other Person, has engaged in any transaction with respect to any Plan that would be reasonably likely to subject the Company to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Laws that would have a Material Adverse Effect. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Benefit Plan.

(f) Except as set forth in Schedule 3.11(f), the consummation of the transactions contemplated hereby will not result in an increase in or accelerate the vesting of any of the benefits available under any Benefit Plan.

(g) There are no pending or, to the Knowledge of the Company, threatened, Proceedings that have been asserted relating to any Benefit Plan by any employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits). No examination or audit of any Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened. The Company is not a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.

3.12. Compliance with Legal Requirements. Except as set forth in Schedule 3.12, (i) the Company is, and has been, in compliance in all material respects with all applicable Laws, and (ii) the Company has not received any written notice or other written communication from any Governmental Authority regarding any actual or alleged violation of any applicable Law (excluding, for purposes of clause (i) and clause (ii) of this Section 3.12, the Company’s (a) compliance with the Code and other Legal Requirements regarding Tax matters, which is covered under Section 3.9, (b) compliance with ERISA and other Laws regarding employee benefit matters, which is covered under Section 3.11, and (c) compliance with Environmental Laws, which is covered under Section 3.15).

3.13. Governmental Authorizations. Schedule 3.13 contains a true and complete list and summary description of each authorization, license, or permit issued or granted by or under the authority of any Governmental Authority or pursuant to any Law (but specifically excluding any general business licenses) (the “Governmental Authorizations”) that is held by the Company. Each such Governmental Authorization is valid and in full force and effect. The Company has made available to Parent copies of all such Governmental Authorizations. Except as set forth in Schedule 3.13, the Company is, and has been, in compliance in all material respects with all such Governmental Authorizations. Except as set forth in Schedule 3.13, the Company has not received any written notice or other written communication from any Governmental Authority regarding (i) any actual or alleged violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to any such Governmental Authorization, other than, in any such case, any non-compliance, violations, revocations, suspensions, cancellations or terminations that, individually or in the aggregate, would not have a Material Adverse Effect. The Governmental Authorizations listed in Schedule 3.13 collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate the its business in the manner it is currently conducted, except where the absence of any Governmental Authorizations, individually or in the aggregate, would not have a Material Adverse Effect. No loss or expiration of any Governmental Authorization is pending or, to the Knowledge of the Company, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof.

3.14. Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.14(a), there are no claims, actions, suits proceedings or, to the Knowledge of the Company, investigations, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (a “Proceeding”) pending or, to the Knowledge of the Company, threatened by or against the Company (or against any of its officers, directors, agents or employees (in each case, in their capacity as such)) or that otherwise relate to the Company’s business or that would be reasonably likely to adversely affect or restrict the Company’s ability to consummate the transactions contemplated by the Agreement. There is no reasonable basis known for the foregoing.

(b) Except as set forth in Schedule 3.14(b), there are no Orders outstanding or, to the Knowledge of the Company, threatened, against it.

3.15. Environmental Matters.

(a) The Company is and has been in compliance with all Environmental Laws, except where any such non-compliance, individually or in the aggregate, would not have a Material Adverse Effect. To the Knowledge of the Company, there has not been any emission, disposal, discharge or other release of any Hazardous Materials from any Leased Property or, during the period of the Company’s ownership or lease thereof, from any property formerly owned or leased by the Company.

(b) The Company has not received any citation, notice or other communication in writing from regarding any alleged or actual violation of any Environmental Law or any alleged or actual obligation to undertake or bear the cost any liabilities under any Environmental Law. There are no Orders or Proceedings pending or, to the Knowledge of the Company, threatened, against the

Company relating to any alleged or actual violation of any Environmental Law or any alleged or actual obligation to undertake or bear the cost any liabilities under any Environmental Law.

(c) Neither this Agreement nor the consummation of the transactions contemplated hereby shall impose any obligations on the Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental Laws (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(d) None of the following exists at any property or facility owned, occupied, or operated by the Company: (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills.

(e) The Company has never treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or “Released” (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended “CERCLA”) pursuant to the conduct of its business any substance (including, without limitation, any Hazardous Materials) or owned, occupied, or operated any facility or property used in the conduct of its business, so as to give rise to liabilities of the Company for response costs, natural resource damages, or attorneys’ fees pursuant to CERCLA or any other Environmental Laws, except to the extent in compliance with Environmental Laws.

(f) Without limiting the generality of the foregoing, no facts, events, or conditions relating to the past or present properties or facilities used in the conduct of the Company’s business, or operations of the Company in the conduct of the its business shall give rise to any material corrective, investigatory, or remedial obligations pursuant to Environmental Laws, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) pursuant to Environmental Laws, including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of Hazardous Materials, substances or wastes, personal injury, property damage, or natural resources damage.

(g) The Company has not, either expressly or by operation of law, assumed or undertaken any liability or corrective investigatory or remedial obligation of any other Person in connection with the conduct of its Business relating to any Environmental Laws.

3.16. Illegal Payments. In the conduct of the its business, neither the Company nor, to the knowledge of the Company, any other Person has, directly or indirectly, on behalf of or with respect to the Company, engaged in any transaction or made or received any payment which was not properly recorded in the books and records of such entity, including any unrecorded or misrecorded payment to any insurance agent, adjuster or such other third party which reasonably could be construed to be an unlawful kickback, referral fee or similar payment.

3.17. Insurance. Schedule 3.17 contains a true and complete list of (a) all policies of property, fire and casualty, products liability, workers’ compensation, and other forms of insurance under which the Company is an insured or beneficiary as of the date hereof and (b) all claims under such policies exceeding, on an individual basis, $100,000, since January 1, 2004. All such policies are in full force and effect, no notice of default termination has been received in respect thereof, and all premiums due thereupon have been paid. Such policies, taken together, comply with applicable Laws. The consummation of the transactions contemplated by this Agreement will not affect the costs, premiums or insurance-related ratings under the foregoing insurance policies. True and complete copies of such insurance policies have been made available to Parent.

3.18. Material Contracts; No Defaults.

(a) Schedule 3.18(a) lists each of the following contracts and agreements to which the Company is party or is bound as of the date hereof, excluding the agreements disclosed in Schedule 3.7(b), Schedule 3.10(c) and Schedule 3.19(b) (such contracts and agreements, together with the agreements disclosed in Schedule 3.7(b), Schedule 3.10(c) and Schedule 3.19(b), the “Material Contracts”):

(i) any contract or agreement or group of related contracts or agreements of the Company having a value per contract, or involving payments by or to the Company, of at least (x) $100,000 on an annual basis, or (y) $250,000 in the aggregate;

(ii) any contract or agreement with a Material Customer (as defined in Section 3.24);

(iii) any joint venture, partnership or other similar agreement involving co-investment with a third party to which the Company is a party;

(iv) any contract or agreement requiring capital expenditures after the date hereof in the aggregate amount of at least $250,000;

(v) any contract or agreement involving the sale of any assets of the Company, or the acquisition of any assets of any Person by the Company (whether by merger, sale of stock, sale of assets or otherwise), in either case, for consideration of at least $250,000;

(vi) any note, indenture, loan agreement, credit agreement, financing agreement, or other evidence of indebtedness relating to the borrowing or loaning of money by the Company of at least $100,000, any guaranty made by the Company in favor of any Person guarantying obligations of at least $100,000, any letter of credit issued for the account of the Company under which the Company has obligations of at least $100,000, or any agreement pledging or placing a Lien on any material asset of the Company;

(vii) any contract or agreement with any Governmental Authority;

(viii) any contract or agreement containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(ix) any pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(x) any contract relating to the employment or severance of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or contract relating to loans to officers, directors or other affiliates of the Company;

(xi) any lease or agreement under which the Company is the lessor of or permits any third party to hold or operate any personal property owned or controlled by the Company;

(xii) any assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Company Intellectual Property);

(xiii) any brokers or finders agreements; and

(xiv) each amendment, supplement and modification in respect of any of the foregoing.

(b) Except as set forth in Schedule 3.18(b):

(i) Each Material Contract (A) is in full force and effect, and (B) is a valid and binding agreement of the Company, enforceable against the Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity.

(ii) Neither the Company, nor to the Knowledge of the Company, any other party to any Material Contract, is in material breach of or default under any Material Contract.

(iii) The Company has not given to, or received from, any other party to any Material Contract, any written or verbal notice or other written communication regarding any actual or alleged breach of, default under or dispute regarding any Material Contract by the Company or any other party to such Material Contract.

(iv) The Company has not received from any other party to any Material Contract, any written or verbal notice or other written communication that such party intends to terminate such Material Contract, and, to the Knowledge of the Company, each other party to each Material Contract intends to renew such contract at the conclusion of such contracts current term.

(v) No event has occurred that, with the passage of time or the giving or notice or both would result in a material default or breach by the Company or, to the Knowledge of the Company, any other party under any Material Contract.

(vi) The transactions contemplated by this Agreement shall not result in a breach of or default under any Material Contract or otherwise cause any Material Contract to cease to be binding and enforceable against the Company, and to the Knowledge of the Company, the other party thereto, and in full force and effect on substantially identical terms following the Closing.

(vii) True and complete copies of the Material Contracts, any proposed contract or agreement with a prospective customer, and any proposed amendment, supplement or modification to an existing Material Contract have been made available by the Company to Parent. Schedule 3.18(c) contains an accurate and complete description of all material terms of all oral contracts referred to herein.

3.19. Intellectual Property.

(a) Schedule 3.19(a) contains a true and complete list of the following categories of intellectual property owned or licensed by the Company (the “Company Intellectual Property”): (i) all registered patents and pending patent applications, including continuations, continuations-in-part, divisions, substitutes, reissues, reexaminations or extensions thereof (the “Patents”); (ii) all registered trademarks and service marks, and pending applications therefor (the “Marks”); (iii) all registered copyrights, and applications therefor (the “Copyrights”); (iv) all names, trade names, logos, trade dress and assumed names; (v) all rights in Internet web sites and Internet domain names; and (vi) all computer Software (excluding off-the-shelf software components licensed to the Company pursuant to nonnegotiable standard form, mass-market or “shrink wrap” licenses), in each case listing, as applicable, (A) the title of the application or registration, (B) the name of the applicant/registrant and current owner, (C) the jurisdiction where the application/registration is located, (D) the application or registration number, (E) filing date, and (F) whether such Company Intellectual Property is owned or licensed. The Company Intellectual Property shall also include (i) all inventions, discoveries, processes, formulae, designs, methods, techniques, procedures concepts, developments, technology, and know how, whether or not patented or eligible for patent protection, (ii) copyrights, including, but not limited to, computer applications, programs, databases and related items, that have not been registered or for which applications therefor have not been filed, and (iii) Trade Secrets, as defined below, developed or used by the Company in connection with its business.

(b) Schedule 3.19(b) contains a true and complete list of agreements and contracts under which the Company licenses the Company Intellectual Property (as a licensor or licensee). The Company either owns, free and clear of all Liens other than Permitted Liens, or holds under a legally enforceable license, all of the Company Intellectual Property used by the Company. the Company has the right to use without payment to a third party all of the Company Intellectual Property, other than any payment required under any agreement listed in Schedule 3.19(b). The Company has made available to Parent true, correct and complete copies of all documents embodying such licenses.

(c) All Patents, Marks and Copyrights are in compliance in all material respects with all formal Legal Requirements (including the payment of any maintenance fees) and are valid and enforceable. The Company has taken all commercially reasonable actions to maintain the Company Intellectual Property.

(d) There are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company asserting that the use of the Company Intellectual Property by the Company infringes upon or misappropriates any intellectual property rights of any Person.

(e) The Company has not misappropriated any Trade Secrets of any other Person. The Company has taken reasonable precautions to protect the secrecy, confidentiality and value of all of their respective Trade Secrets. For purposes of this Agreement, “Trade Secrets” mean any know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings, or blueprints.

(f) Except as set forth on Schedule 3.19(f), (i) the Company owns and possesses free and clear of all Liens, other than Permitted Liens, all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable license, the Company Intellectual Property necessary for the operation of its business as currently operated; (ii) the Company has not received any notice or allegation of invalidity, infringement, or misappropriation from any third party with respect to any such intellectual property rights; (iii) the Company has not, in connection with the its business, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of any third parties; and (iv) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property.

(g) All employees of the Company who are retained by Parent following the Closing shall be free to disclose to Parent and its employees, advisors, agents and representatives (to the extent permitted by Parent), and to use in connection with their employment, all information known to such employee relating to the Company’s business and the Company Intellectual Property relating to such business.

(h) Except as set forth in Schedule 3.19(h), (i) all current and former employees of the Company and (ii) all independent contractors and consultants of the Company who have had access to proprietary information of the Company have entered into confidentiality, invention assignment and proprietary information agreements with the Company in substantially the forms made available to Parent. To the Knowledge of the Company, no employee, independent contractor or consultant of the Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any Order of any Governmental Authority, or is subject to any other restriction that would interfere with his or her duties to the Company. To the knowledge of the Company, the carrying on of its business by the employees, independent contractors and consultants of the Company and the conduct of the Company’s business as presently conducted, will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees, independent contractors or consultants of the Company is now obligated. Except as set forth in Schedule 3.19(h), neither the Company is utilizing nor will it be necessary to utilize in connection with the Company’s business (i) any inventions of any independent contractors or consultants, or confidential information (including trade secrets) of a third party to which any independent contractors or consultants have been exposed, and (ii) any inventions of any employees of the Company made, or any confidential information (including trade secrets) of a third party to which such employees were exposed, prior to their employment by the Company, in each case excluding any of the foregoing inventions or confidential information that have been duly assigned in writing to the Company or that are being utilized by the Company in accordance with the terms of a license granted to the Company in a written agreement. To the Knowledge of the Company, at no time during the conception of or reduction to practice of any of the Company Intellectual Property rights was any developer, inventor or other contributor to such Company Intellectual Property rights operating under any grants from any governmental entity or private source, performing research sponsored by any governmental entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any other third party that could adversely affect the rights of the Company in such Proprietary Rights.

(i) Except as set forth in Schedule 3.19(i), none of the proprietary software of the Company or any software licensed to the Company to which the Company has made modifications, including customizations, or any portion thereof (“Company Proprietary Software”) contains, is based on or derived from, was developed using or with reference to, or is distributed or linked (statically or dynamically) with any Open Source Software. None of the Company Proprietary Software (or any portion, code or version thereof or rights thereto) is required or will be required to be licensed, distributed or otherwise made available under any terms and conditions applicable to such Open Source Software.

3.20. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.20 or reflected on the Company Financial Statements, the Company does not have any obligation or liability (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due, and regardless of when asserted and whether or not required to be recorded as a liability under GAAP) arising out of or relating to the operation of the its business at or before the Closing. Except for Transaction Expenses, the Company does not have any obligation or liability which will become due as a result of the consummation by the Company of the transactions contemplated by the Agreement.

3.21. Health Insurance Portability and Accountability Act of 1996 as amended (HIPAA). Except as set forth on Schedule 3.21, the Company has in effect agreements with its customers that satisfy the requirements of 45 C.F.R. §164.504(e) or §164.532(e), and the Company is not on notice of an allegation of material breach under any such agreements. The Company has not received any written notice or other written communication from any Person regarding any improper use or disclosure by the Company or affiliate of any individually identifiable health-related information. The Company has had in place continuously since January 1, 2003, HIPAA policies and procedures that are described in Schedule 3.21 and since January 1, 2003, a compliance officer who has been responsible for maintaining compliance under state and federal law for all necessary protection of patient specific information. The Company has complied with state and federal patient privacy law, including but not limited to HIPAA.

3.22. Customers and Suppliers. Schedule 3.22 sets forth a true and complete list of each of the customers of the Company (by volume in dollars of sales to such customers) for the twelve-month period immediately preceding the Interim Balance Sheet Date (the “Material Customers”), and the amount of revenues accounted for by such customers during such period. None of such Material Customers has given notice to the Company that it intends to cease doing business with the Company, nor does the Company have Knowledge of any fact or circumstance that could cause any Material Customer to reduce or cease its relationship with the Company.

3.23. Transactions with Related Persons. Except as set forth in Schedule 3.23, (i) no shareholder, member, director or officer of the Company (any such individuals, a “Related Person”), or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Related Person, is involved in any business arrangement or relationship with the Company other than employment arrangements entered into in the ordinary course of business, and (ii) no Related Person or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Related Person, owns any property or right, tangible or intangible, used by the Company in the current conduct of the its Business.

3.24. Brokers or Finders. Except as set forth in Schedule 3.24, the Company has not incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

3.25. Accounts Receivable. All accounts receivable that are reflected on the Company Financial Statements or on the accounting records of the Company (the “Accounts Receivable”) as of the Closing Date represent or will represent valid obligations arising from sales actually made, services actually performed or expenses to be reimbursed to the Company in the ordinary course of business. The Accounts Receivable constitute only valid claims. Unless paid prior to the Closing Date, all of the Accounts Receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown on the Company Financial Statements or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice), and either have been, or will be, collected in full to the extent commercially reasonable, without any recoupment or setoff within ninety (90) days after the day upon which they become due and payable. The Company has not received any written notice of any account debtor’s assertion of any defense to payment or right of recoupment or setoff with respect to any of the Accounts Receivable, and there is no contest, claim, or right of recoupment or setoff other than returns in the ordinary course of business, under any contract or agreement with any debtor under any Account Receivable relating to the amount or validity of such Account Receivable.

3.26. Disclosure. None of the representations and warranties of the Company set forth in this Article III (or the Schedules attached hereto) (i) contains any untrue statement of a material fact or (ii) omits to state a material fact required to be stated therein or necessary in order to make the statements contained in such representation or warranty, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that, except as set forth in Parent Disclosure Schedule:

4.1. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and Merger Sub has all requisite corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.2. Corporate Authorization.

(a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of each of Parent and Merger Sub, and have been duly authorized by all necessary corporate action. This Agreement and the Merger have been duly authorized by all necessary corporate action of the Parent and Merger Sub in accordance with the DGCL.

(b) The board of directors of each of Parent and Merger Sub, at a meeting duly called and held, have each (i) determined that this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of their respective stockholders, and (ii) approved and adopted this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger), which approval satisfies in full any applicable requirements of the DGCL.

(c) This Agreement has been duly executed and delivered by Parent and Merger Sub. This Agreement constitutes, and the Transaction Documents to be executed and delivered will constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors rights generally or by general equitable principles.

4.3. Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.2(c), except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the applicable filings required by the HSR Act, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for applicable requirements, if any, of the Exchange Act of 1934, as amended (the “Exchange Act”), Federal and state securities laws and the NASDAQ NMS and where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the ability of Parent or Merger Sub to consummate the Merger. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Parent or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a Default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree or Law applicable to Parent or Merger Sub or any of Parent’s subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or Defaults which would not have a Material Adverse Effect on the ability of Parent or Merger Sub to consummate the Merger.

4.4. No Prior Activities. Except for obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

4.5. Banking and Finders’ Fees. Except for fees payable to UBS Securities LLC, there is and will be no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Parent or any of the Parent Subsidiaries who might be entitled to any fee or commission from Parent or any of the Parent Subsidiaries upon consummation of the transactions contemplated by this Agreement.

4.6. Valid Issuance of Parent Shares. The shares of Parent Common Stock to be issued pursuant to this Agreement will, if and when issued, be duly authorized, validly issued, fully paid and non-assessable.

4.7. Financing. The Parent has sufficient funds available to consummate the transactions contemplated by, and perform its obligations under, this Agreement and pay the fees and expenses it incurs in connection with such transactions and obligations.

4.8. SEC Filings; Financial Statements.

(a) Parent has timely filed with the Securities and Exchange Commission (the “SEC”) all reports required to be filed by it since its initial public offering in October 1999 (the “Parent SEC Reports”). The Parent SEC Reports (a) complied in all Material respects with the requirements of the 1933 Act and the 1934 Act as the case may be at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and (b) did not as of the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has timely filed all required forms, reports and documents required to be filed with the SEC and the NASD.

(b) Each of the consolidated financial statements of Parent (including, in each case, the notes thereto) included in the Parent SEC Reports (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent’s and its subsidiaries’ operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal audit adjustments).

(c) Parent has in place effective “internal control over financial reporting” (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act). Since January 1, 2004, neither Parent nor, to Parent’s Knowledge, any director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or of its internal controls over financial reporting, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices. During the periods covered by the Parent SEC Reports, (i) there have been no changes in Parent’s internal control over financial reporting that have not been reported to Parent’s Board of Directors and Parent’s external auditors, and any such reports are identified in Schedule 4.8(c). To Parent’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Parent SEC Reports involving the management of or other employees of Parent who have a significant role in Parent’s internal control over financial reporting.

(d) To Parent’s Knowledge, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable statute, law, ordinance, rule or regulation of any Government Authority having jurisdiction over Parent or any part of its operations. To Parent’s Knowledge, neither Parent, nor any officer, employee, contractor, subcontractor or agent of Parent has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(e) During the periods covered by the Parent SEC Reports, Parent’s external auditor was independent of Parent and its management. For purposes of this Section 4.8(e), “independent of Parent and its management” shall mean that Parent and its external auditor complied at all times with the auditor independence requirements of Title II of the Sarbanes-Oxley Act of 2002, the SEC and any regulatory body claiming jurisdiction over the accounting profession.

4.9. Health Insurance Portability and Accountability Act of 1996 as amended (HIPAA). Except as set forth on Schedule 4.9, Parent has in effect agreements with its customers that satisfy the requirements of 45 C.F.R. §164.504(e) or §164.532(e), and Parent is not on notice of an allegation of material breach under any such agreements. Parent has not received any written notice or other written communication from any Person regarding any improper use or disclosure by Parent or any affiliate of any individually identifiable health-related information. Parent has had in place continuously since January 1, 2003, HIPAA policies and procedures that are described in Schedule 4.9 and since January 1, 2003, a compliance officer who has been responsible for maintaining compliance under state and federal law for all necessary protection of patient specific information. Parent has complied with state and federal patient privacy law, including but not limited to HIPAA.

ARTICLE 5

COVENANTS OF THE COMPANY

5.1. Conduct of the Company Business. Except as set forth in Schedule 5.1 of the Company Disclosure Schedule, prior to the Closing Date, except with the prior written consent of Parent or as expressly contemplated by this Agreement, the Company shall:

(a) conduct its business in substantially the same manner as presently being conducted and refrain from entering into any transaction or Contract other than in the ordinary course of business and consistent with past practices; and not make any change in its methods of management, marketing, accounting (except as required by GAAP), or operations;

(b) obtain approval from Parent prior to undertaking any Material new business opportunity outside the ordinary course of business;

(c) confer at the request of Parent with one or more designated representatives of Parent to report Material operational matters and to report the general status of ongoing business operations;

(d) notify Parent of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings or submissions involving any Material property or other Material Assets;

(e) except as contemplated by this Agreement, not (i) grant any severance or termination pay to any current or former director, officer or employee of the Company, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company except as contemplated herein, (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase compensation, bonus or other benefits payable or otherwise made available to current or former directors, officers or employees of the Company (other than in the ordinary course of business salary increases for employees other than officers and directors), (v) declare or pay any bonuses or year-end payments to any current or former directors, officers or employees of the Company, or (vi) establish, adopt, or amend (except as required by applicable Law), any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company;

(f) except in the ordinary course of business and consistent with past practices, not (i) create or incur any indebtedness (or, even if in the ordinary course of business, not in excess of $50,000 in the aggregate), or (ii) release or create any Liens of any nature whatsoever except for Permitted Liens;

(g) except in the ordinary course of business and, even if in the ordinary course of business, then not in an amount to exceed $25,000 individually or $50,000 in the aggregate, not make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

(h) except as contemplated by this Agreement, pay, prepay or discharge any liability other than in the ordinary course of business or fail to pay any liability when due;

(i) write-off or write-down any assets of the Company;

(j) not amend the Certificate of Incorporation, Bylaws or other governing instruments of the Company, except as contemplated by this Agreement;

(k) not make any changes in its accounting methods or practices or revalue its Assets, except for (i) those changes required by GAAP, and (ii) changes in its tax accounting methods or practices that may be necessitated by changes in applicable Tax Laws;

(l) not issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of the Company Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock, or pay or declare or agree to pay or declare any dividend or other distribution with respect to any the Company Stock, except for shares to be issued pursuant to the Company Options outstanding under the Stock Plan;

(m) not make any loan or otherwise arrange for the extension of credit to any Employee or increase the aggregate amount of any loan currently outstanding to any Employee;

(n) not sell or otherwise dispose of any Material Asset or make any Material commitment relating to its Assets other than in the ordinary course of business or enter into or terminate any lease of real property other than in the ordinary course of business;

(o) not purchase or redeem, or agree to purchase or redeem, any security of the Company (including any share of Company Stock);

(p) not waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, except for acceleration of Company Options pursuant to any outstanding agreements under the Stock Plan or as otherwise contemplated herein, reprice options granted under any employee, consultant, director, or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(q) not transfer or license to any Person or otherwise extend, amend or modify any rights to the Intellectual Property of the Company, other than in the ordinary course of business consistent with past practice;

(r) not (i) enter into any new Material Contract, other than in the ordinary course of business consistent with past practices, or any new customer agreement, whether or not a Material Contract, or (ii) Materially modify, amend or terminate any Material Contract to which the Company is a party or waive, release, or assign any Material rights or claims thereunder, in any such case in a manner Materially adverse to Parent;

(s) not take any actions that could reasonably be expected to result in a Material Adverse Effect on the Company; or

(t) authorize any, or commit or agree to take any of, the foregoing actions.

5.2. Stockholder Approval. The Company will, as promptly as practicable in accordance with applicable Law and its Certificate of Incorporation and Bylaws, submit this Agreement, the Merger and related matters for the consideration and approval by the Company’s stockholders. In connection with soliciting stockholder approval, the Company shall prepare and distribute to holders of shares of Company Stock a disclosure statement (in form and substance reasonably satisfactory to Parent and the Company) which summarizes the material terms and conditions of the Merger and the Transaction Documents, which disclosure statement shall include, subject to Section 5.3(c), the unanimous recommendation of the Company’s Board of Directors in favor of the Merger (the “Company Board Recommendation”). Such approval by written consent or stockholder vote will be solicited, in compliance with applicable Laws. If approval is obtained by written consent, the Company shall give, in a timely manner (and shall provide parent true and correct copies of) all notices required to be given under Section 228 of the DGCL. The information distributed to the holders of shares shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Concurrent with the execution of this Agreement, each of Roy Schoenberg and Ido Schoenberg, who in the aggregate hold at least 38% of the issued and outstanding Company Stock, shall execute a Voting Agreement in the form attached hereto as Exhibit B.

5.3. No Other Negotiations.

(a) As of the date of this Agreement, the Company has not entered into any agreement or understanding with, and is not engaging in any discussions with any third party concerning an Alternative Acquisition (as defined below) including, without limitation, any agreement or understanding that would require the Company to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than Parent and its Affiliates involving any recapitalization, restructuring, financing, merger, consolidation, sale, license or encumbrance or other business combination transaction or extraordinary corporate transaction of the Company which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an “Alternative Acquisition”), (b) provide information with respect to the Company to any Person, other than Parent and its Affiliates, relating to a possible Alternative Acquisition by any Person, other than Parent and its Affiliates, (c) enter into an agreement with any Person, other than Parent and its Affiliates, providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent and its Affiliates.

(b) Notwithstanding Section 5.3(a) or anything to the contrary that may be contained elsewhere in this Agreement, if, prior to obtaining approval of the Company Stockholders, (x) the Company or any of its representatives, receives a written proposal regarding an Alternative Acquisition (an “Acquisition Proposal”) from any person, which Acquisition Proposal did not result from a breach of Section 5.3(a) and appears on its face to be bona fide, (y) the Company’s Board of Directors determines in good faith, after consultation with its financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (z) the Company’s Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable Law, then, subject to its compliance with this Section 5.3 and after giving notice to Parent, the Company or its representatives may (i) furnish information with respect to the Company to the person who has made such Acquisition Proposal, or any of its representatives, pursuant to a confidentiality agreement containing confidentiality provisions no less restrictive than those contained in the Confidentiality Agreement, provided that such information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such person or its representatives, and (ii) participate in discussions and negotiations with such person regarding such Acquisition Proposal. The Company shall advise Parent orally and in writing of the receipt of any Acquisition Proposal, or any inquiry that could reasonably be expected to lead to an Acquisition Proposal (in each case within twenty four hours of receipt thereof), specifying the specific terms and conditions thereof and the identity of the person making such Acquisition Proposal or inquiry (as the case may be) and the Company shall promptly provide to Parent a copy of all written materials provided to the Company in connection with any such Acquisition Proposal not later than twenty four hours after the receipt of same by the Company and, in order to be able to do so, the Company agrees that it will not enter into any confidentiality agreement with any person subsequent to the date hereof which prohibits the Company from providing such information to Parent. The Company shall notify Parent (within twenty four hours) orally and in writing of any material modifications to the financial or other material terms of any such Acquisition Proposal or inquiry and shall provide to Parent, within that same timeframe, a copy of all written materials subsequently provided to or by the Company in connection with any such Acquisition Proposal.

(c) Neither the Company’s Board of Directors nor any committee thereof shall withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Parent, the Company Board Recommendation or resolve to do so; provided, however, that notwithstanding the foregoing, the Company’s Board of Directors may withdraw, or modify or amend in a manner adverse to Parent, the Company Board Recommendation, but may not terminate its efforts to hold a Company Stockholder meeting or to obtain Company Stockholder consent, in the event that the Company receives a Superior Proposal which did not result from a breach of Section 5.3(a) or (b) and the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Company’s Board of Directors to comply with their respective fiduciary obligations under applicable Law; provided, further, that no such change of the Company Board Recommendation may be made until after at least 72 hours following Parent’s receipt of written notice from the Company advising that the Company’s Board of Directors intends to take such action and the basis therefor. In determining whether to make a change of the Company Board Recommendation in response to a Superior Proposal, the Company’s Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent or any other information provided by Parent in response to such notice.

5.4. Access. The Company shall afford to Parent, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all of the Company’s properties, books, contracts, commitments, personnel, customers and records and, during such period, the Company shall furnish promptly to Parent, (a) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, customers and personnel as Parent or its representatives may reasonably request. Except to the extent otherwise required by Law, Parent will hold any confidential information obtained pursuant to this Section 5.4 in accordance with the Confidentiality Agreement entered into between the Parent and the Company dated April 12, 2005 (the “Confidentiality Agreement”). In addition, the Company shall use commercially reasonable efforts to arrange for meetings between Parent and representatives of the Prospective Customers.

5.5. Company Employees. The Company shall use commercially reasonable efforts to cooperate with Parent to ensure that employees selected by Parent will become employees of Parent.

5.6. Cooperation. The Representative shall cooperate fully, as and to the extent reasonably requested by Parent or the Company, in connection with the filing of any of the Company’s tax returns and any audit, litigation or other proceeding with respect to the Taxes of the Company. Such cooperation by the Representative shall include the retention of records and information not otherwise in the possession of the Company, if any, which are reasonably relevant to any such audit, litigation or other proceeding and providing additional information and explanation regarding any such material provided hereunder. To the extent not otherwise in the possession of the Company, the Representative shall retain any books and records with respect to Company tax matters relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations. In addition, the Representative shall deliver to Parent all information relating to the Company Stockholders which may be required to be reported by parent or its paying agent to any Tax authority pursuant to Section 6043A of the Code, or any similar provision of Law, in connection with the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF PARENT

6.1. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.2. Company Employees.

(a) Concurrently with the execution of this Agreement, Parent or an Affiliate of Parent shall offer employment to such employees of the Company employed as of the Closing (individually a “Company Employee” and collectively, the “Company Employees”) as the Parent shall determine in its sole discretion. Any such offer of employment shall be on such terms and conditions substantially similar to those provided to similarly situated employees of Parent.

(b) Nothing in this Section 6.2 shall be construed to impose upon Parent and its Affiliates any obligation to continue the employment of any Company Employee following the Effective Time.

(c) All Company Employees who accept employment with Parent shall continue in the Company’s existing benefit plans, other than the Company’s 401k Plan, until such time as, in Parent’s reasonable discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent’s benefits programs, as are necessary to allow eligible employees of the Company to participate in the health, welfare and other benefit programs of

Parent or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company’s benefit plans. To the extent that Parent transitions Company Employees from the Company’s benefit plans to employee benefit plans and programs maintained by Parent or alternative benefits programs, from and after the Effective Time, Parent shall grant all employees of the Company credit for all service (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent) with the Company prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with the Company was service with Parent. Parent and the Company agree that where applicable with respect to any welfare benefit plan, including without limitation medical or dental benefit plans, of Parent, Parent shall waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Company Employee who was, as of the Effective Time, excluded from participation in a plan maintained by the Company by virtue of such pre-existing condition) and similar limitations, eligibility waiting periods and evidence of insurability requirements under any of Parent’s group health plans to the extent permitted by such plans. Parent shall provide that any covered expenses incurred on or before the Effective Time by the Company Employees or such employees’ covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent, and to the extent permitted under the applicable plan.

6.3. Indemnification by Parent. After the Effective Time, and for a period of six (6) years after the Effective Time, Parent shall indemnify and hold harmless each person serving as a director of the Company and each person serving as an officer of the Company with respect to actions taken or omitted to be taken prior to the Effective Time, to the extent such person is entitled to indemnification under the Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time, except as limited by Delaware law. Each party entitled to indemnification under this Section 6.3 (the “Director Indemnified Party”) shall give notice to Parent promptly after such Director Indemnified Party has actual knowledge of any claim as to which indemnification may be sought, and Parent shall, upon written notice given reasonably promptly following receipt of notice from the Director Indemnified Party of such claim, be entitled to assume the defense thereof at its expense with counsel chosen by Parent and reasonably satisfactory to the Director Indemnified Party; provided that the Director Indemnified Party may participate in such defense at such party’s expense; and provided further that if counsel reasonably determines that its representation of both Parent and the Director Indemnified Party would present such counsel with a conflict of interest or if Parent fails to assume the defense of such claim, the Director Indemnified Party may employ separate counsel to represent and defend it in any such action and Parent shall pay the reasonable fees and disbursements of such counsel. Parent shall not be required to pay the reasonable fees and disbursements of more than one separate law firm in any jurisdiction in any single action or proceeding. The failure of any Director Indemnified Party to give notice as provided herein shall not relieve Parent of its obligations under this Section 6.3, provided that if such failure materially increases the amount of indemnification that Parent is obligated to pay under this Section 6.3, the amount of indemnification which the Director Indemnified Party shall be entitled to receive shall be reduced to an amount which the Director Indemnified Person would have been entitled to receive had such notice been timely given. Parent, in the defense of any such claim or litigation, shall not, except with the consent of each Director Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to such Director Indemnified Party of a release from all liability in respect to such claim or litigation.

6.4. Conduct of Business. From and after the Closing, and during the Revenue Based Contingent Consideration Period, Parent shall operate the Business in a commercially reasonable manner. In addition, Parent shall not take any action, or actions, for the sole purpose of reducing either the Revenue Based Contingent Consideration or Maintenance Based Contingent Consideration, including but not limited to any action to accelerate or defer any Revenue, or Maintenance Revenue, or to recharacterize or allocate any revenue in order to reduce Revenue or Maintenance Revenue. Notwithstanding the foregoing, nothing herein shall prevent the Parent from taking any action or failing to take any action which Parent’s Board of Directors determines to be in the best interests of the Parent and its stockholders if, and only if the failure to take such action or not take such action could reasonably be determined to result in a breach of the fiduciary duties of Parent’s Board of Directors.

6.5. Recordkeeping; Audit and Access

(a) Reports. No later than 45 days after the close of each fiscal quarter of Parent, Parent shall deliver to the Representative a report showing the determination of Revenue for such fiscal quarter in sufficient detail to permit the Representative to confirm such determination. At the time of the payment of each Contingent Payment, Parent shall deliver to the Representative a report showing the determination and calculation of the Contingent Payment in sufficient detail to permit the Representative to confirm the calculation of the amount of Contingent Payment due.

(b) Records and Access. Parent shall keep for at least three (3) years from the date of each Contingent Payment complete and accurate records of Revenues of Products, in sufficient detail to allow the Contingent Payment to be determined accurately. The Representative shall have the right to appoint an independent certified public accountant or other financial accounting expert reasonably acceptable to Parent to inspect the relevant records of Parent and its Affiliates to verify such report or statement. Parent and its Affiliates shall each make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from the Representative, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to any Contingent Payment in accordance with the process set forth in Section 2.1(b)(ii)(E). The Representative agrees to hold in strict confidence all information concerning Revenues, and all information learned in the course of any audit or inspection, except to the extent necessary for the Representative to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The results of each inspection, if any, shall be binding on Parent and the Representative. The costs of any such inspection other than pursuant to Section 2.1(b)(ii)(E) shall be borne by the Company Stockholders by reducing the applicable Contingent Payment, provided, however, that if the inspection reveals that Parent miscalculated or otherwise misstated any Contingent Payment by an amount equal to ten percent (10%) or more of the actual Contingent Payment, the expense of the audit shall be paid by Parent.

6.6. Relationship with ***. Until the payment of the Customer Based Contingent Consideration, (i) Parent will not terminate the relationship with *** other than for breach of the agreement between *** and the Surviving Corporation and (ii) Parent and the Surviving Corporation will in good faith perform their obligations under such agreement.

*** Material has been omitted pursuant to a request for confidential treatment.

ARTICLE 7

COVENANTS OF PARENT AND THE COMPANY

7.1. Notices of Certain Events. The Company and Parent shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental or regulatory agency in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Articles 3 or 4 or that relate to the consummation of the transactions contemplated by this Agreement or any other development that would cause any representation or warranty made by a party hereunder to be untrue or inaccurate at or prior to the Effective Time; and

(d) any failure by a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Delivery of notice pursuant to this Section 7.1 shall not limit or otherwise affect remedies available to either party hereunder.

7.2. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or other public statement with respect to this Agreement or the transactions contemplated herein, and except as may be required by applicable Law as advised by counsel, will not issue any such press release or make any such public statement with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement without the prior written consent of the other party.

7.3. Reasonable Efforts. The parties further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Effective Time, (C) the satisfaction of all conditions precedent to the parties’ obligations hereunder, and (D) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1, so long as such party has up to then complied with its obligations under this Section 7.3.

7.4. Fees and Expenses. All fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company. The Company shall accrue all expenses incurred by it, on or prior to the Closing, in connection with this Agreement and the transactions contemplated hereby, on the Company’s Closing Balance Sheet. All fees and expenses incurred by the Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by the Parent. Fees and expenses incurred by any party in connection with the transactions contemplated by this Agreement shall include, without limitation, fees and expenses incurred for legal, financial, accounting and other advisors.

7.5. Registration.

(a) Demand Registration. If at any time prior to the expiration of the Registration Period and after the date on which Parent pays any portion of the Contingent Payments in shares of Parent Common Stock, any Registrable Securities shall not have been registered by Parent, then the Representative shall on behalf of the Company Stockholders have the right by delivery of written notice to Parent, to request that Parent effect a registration on Form S-3 covering the resale of the Registrable Securities to the extent issued; provided, however, that Parent shall not be obligated to effect any such registration (i) during the period starting with the date thirty (30) days prior to Parent’s good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a Parent-initiated registration; provided that Parent is actively employing in good faith all reasonable efforts to cause such registration statement to become effective, or (ii) (A) if Parent is engaged in any material activity which, in the good faith determination of the Board of Directors of Parent, based on the advice of counsel, would be required to be disclosed in connection with such registration, and such disclosure would adversely affect such material activity to the material detriment of Parent, and (B) Parent shall furnish to Representative a certificate signed by the President of Parent stating that in the good faith judgment of the Board of Directors of Parent, it would be seriously detrimental to Parent for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then Parent shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of Representative, and, provided further, that Parent shall not defer its obligation in this manner more than once in any twelve-month period. The date on which Parent receives such notice is referred to herein as the “Demand Date.” In the event that Form S-3 is unavailable and/or inappropriate for such a registration of all the Registrable Securities, Parent shall use such other form or forms as are available and appropriate for such a registration, subject to the consent of the Representative, which shall not be unreasonably withheld.

(b) Filing and Effectiveness of the Registration Statement. Parent will use its best efforts to file with the SEC a Registration Statement registering all of the Registrable Securities requested by Representative pursuant to Section 7.5(a) for resale within 30 days after the Demand Date (the “Filing Date”) and to cause the Registration Statement to be declared effective by the SEC as soon as practicable after filing, and in any event no later than the 90th day after the Demand Date (the “Required Effective Date”). However, so long as the Company filed the applicable Registration Statement by the Filing Date, (a) if the SEC takes the position that registration of the resale of the Registrable Securities by Representative is not available under applicable laws, rules and regulation and that Parent must register the offering of the Registrable Securities as a primary offering by Parent, or (b) if a Registration Statement receives SEC review, then the Required Effective Date will be the 120th day after the Demand Date. In the case of an SEC response described in clause (a), Parent will, within 40 business days after the date Parent receives such SEC response (the “Primary Offering Filing Date”), file a Registration Statement as a primary offering. Parent’s best efforts will include, but not be limited to, promptly responding to all comments received from the staff of the SEC. If Parent receives notification from the SEC that any Registration Statement will receive no action or review from the SEC, then Parent will file with the SEC a request for acceleration in accordance with Rule 461 promulgated under the Securities Act and cause such Registration Statement to become effective within five business days after such SEC notification. Once a Registration Statement is declared effective by the SEC, Parent will cause such Registration Statement to remain effective throughout the Registration Period. If (i) the Registration Statement is not filed on or prior to the Filing Date (provided, however, that if a Company Stockholder fails to provide Parent with any information that is required to be provided in the Registration Statement with respect to such Company Stockholder, then the Filing Date shall be extended until five (5) business days following the date of receipt by Parent of such required information, or (ii) Parent fails to file with the SEC a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five (5) business days of the date that Parent is notified (orally or in writing, whichever is earlier) by the SEC that the Registration will not be reviewed or is not subject to further review, or (iii) the Registration Statement filed or required to be filed hereunder is not declared effective by the SEC on or before the Required Effective Date, or (iv) after the Registration Statement is first declared effective by the SEC, it ceases for any reason to remain continuously effective during the Registration Period (any such failure or breach being referred to as an “Event,” and for the purposes (i), (iii) and (iv) the date on which such Event occurs, or for purposes of clause (ii) the date on which such five (5) business day period is exceeded, being referred to as an “Event Date”), then in addition to any other rights the Company Stockholders may have hereunder or under applicable law: (x) on each such Event Date Parent shall pay to each Company Stockholder an amount in cash, as liquidated damages and not as a penalty, equal to 1.5% of the value of the Registrable Securities then held by such Company Stockholder and not then transferable pursuant to the Registration Statement; and (y) on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, Parent shall pay to each Company Stockholder an amount in case, as liquidated damages and not as a penalty, equal to 1.5% of the value of the Registrable Securities then held by such Company Stockholder and not then transferable pursuant to the Registration Statement. If Parent fails to pay any liquidated damages pursuant to this Section 7.5(b) in full within seven (7) days after the date payable, Parent will pay interest thereon at a rate of 15% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Company Stockholder, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The parties hereto agree that the liquidated damages provided for in this Section 7.5(b) shall be the exclusive remedy of the Company Stockholders for a breach of Section 7.5(a) or (b) and that they constitute a reasonable estimate of the damages that may incurred by the Company Stockholders by reason of the failure of Parent to file or cause to be declared effective the Registration Statement, or by reason of inability to offer and sell Registrable Securities pursuant to the Registration Statement, in accordance to the provisions hereof.

(c) Incidental Registration. If at any time prior to the expiration of the Registration Period and after the date on which Parent pays any portion of the Contingent Payments in shares of Parent Common Stock, Parent proposes to register any of its securities under the Securities Act for sale to the public (other than pursuant to Section 7.5(b)), whether for its own account or for the account of other security holders or both (except with respect to Registration Statements on Forms S-4, S-8 or any successor to such forms or another form not available for registering the Registrable Securities for sale to the public), each such time it will promptly give written notice to all Company Stockholders of the Registrable Securities of its intention so to do. Upon the written request of any such Company Stockholder, received by Parent within 30 days after the giving of any such notice by Parent, to register any or all of its Registrable Securities, Parent will use its commercially reasonable best efforts to cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the Registration Statement proposed to be filed by Parent, all to the extent requisite to permit the sale or other disposition by the Company Stockholder (in accordance with its written request) of such Registrable Securities so registered. If the registration of which Parent gives notice is for a registered public offering involving an underwriting, Parent shall so advise the holders of Registrable Securities as a part of the written notice given pursuant to this Section 7.5(c). In such event the right of any holder of Registrable Securities to registration pursuant to this Section 7.5(c) shall be conditioned upon such holder’s participation in such underwriting to the extent provided herein. All holders of Registrable Securities proposing to distribute their securities through such underwriting shall (together with Parent and the other Parent stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by Parent. Notwithstanding any other provision of this Section 7.5(c), if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, such limitation will be imposed pro rata with respect to all securities whose holders have a contractual, incidental (“piggy back”) right to include such securities in the Registration Statement and as to which inclusion has been requested pursuant to such right. Parent shall be obligated to include in such Registration Statement only such limited portion of Registrable Securities with respect to which such holder has requested inclusion hereunder. Notwithstanding the foregoing provisions, Parent may withdraw any Registration Statement referred to in this Section 7.5(c) without thereby incurring any liability to the holders of Registrable Securities. If any holder of Registrable Securities disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to Parent and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(d) Review by the Representative. The Representative covenants and agrees that it shall use its commercially reasonable efforts provide to Parent on a timely basis such consents, representations and information from the Company Stockholders as may reasonably be required by Parent in connection with the preparation and filing of a Registration Statement or related prospectus or any amendment or supplement thereto. Parent will, prior to filing a Registration Statement or related prospectus or any amendment or supplement thereto, furnish to the Representative copies of such Registration Statement and prospectus or any amendment or supplement thereto as proposed to be filed, together with exhibits thereto, which documents will be subject to review and approval by the Representative (such approval not to be unreasonably withheld or delayed).

(e) Expenses. Parent shall pay all expenses of registration of any shares of Parent Common Stock pursuant to Section 7.5(a) and Section 7.5(b), except brokerage commissions, legal expenses, and such other expenses as may be required by law to be paid by the Company Stockholders, which commissions and expenses shall be paid by the party by which such expenses are incurred.

(f) Notification. Parent will promptly notify the Representative upon the occurrence of any of the following events in respect of a Registration Statement or related prospectus: (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement or amendments or supplements to the Registration Statement or any related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of the shares of Parent Common Stock registered pursuant to Section 7.5(a) for sale in any jurisdiction or the initiation of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that (or Parent otherwise becomes aware of any statement included in the Registration Statement, related prospectus or documents that is untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that), in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) Parent’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate (in which event Parent will promptly make available to the Representative any such supplement or amendment to the Registration Statement and, as applicable, the related prospectus).

(g) Indemnification. In the event that any shares of Parent Common Stock are included in a Registration Statement under this Agreement:

(i) To the extent permitted by law, Parent will indemnify, defend and hold harmless each Company Stockholder that holds such shares of Parent Common Stock, and agents, employees, attorneys, accountants, underwriters (as defined in the Securities Act) for such Company Stockholder and any directors or officers of such Company Stockholder or such underwriter and any person who controls such Company Stockholder or such underwriter within the meaning of the Securities Act or the Exchange Act (each, an “Company Stockholder Indemnified Person”) against any losses, claims, damages, expenses or liabilities (collectively, and together with actions, proceedings or inquiries by any regulatory or self-regulatory organization, whether commenced or threatened in respect thereof, “Claims”) to which any of them become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims arise out of or are based upon any of the following statements, omissions or violations in a Registration Statement filed pursuant to this Agreement, any post-effective amendment thereof or any prospectus included therein: (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (b) any untrue statement or alleged untrue statement of a material fact contained in the prospectus or any preliminary prospectus (as it may be amended or supplemented) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (c) any violation or alleged violation by Parent of the Securities Act, the Exchange Act or any other law, including without limitation any state securities law or any rule or regulation thereunder (the matters in the foregoing clauses (a) through (c) being, collectively, “Violations”). Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 7.5(f)(i) does not apply to a Claim by a Company Stockholder Indemnified Person arising out of or based upon a Violation that occurs in reliance upon and in conformity with information furnished to Parent by such Company Stockholder Indemnified Person expressly for use in the Registration Statement or any such amendment thereof or supplement thereto; and (ii) does not apply to amounts paid in settlement of any Claim if such settlement is made without the prior written consent of Parent, which consent will not be unreasonably withheld. This indemnity obligation will remain in full force and effect regardless of any investigation made by or on behalf of a Company Stockholder Indemnified Person and will survive the transfer of the shares of Parent Common Stock by the Company Stockholders under Section 7.5(g) of this Agreement.

(ii) In connection with any Registration Statement in which a Company Stockholder is participating, each such Company Stockholder will indemnify and hold harmless, to the same extent and in the same manner set forth in Section 7.5(f)(i) above, Parent, each of its directors, each of its officers who signs the Registration Statement, each person, if any, who controls Parent within the meaning of the Securities Act or the Exchange Act, and any other stockholder selling securities pursuant to the Registration Statement or any of its directors or officers or any person who controls such stockholder within the meaning of the Securities Act or the Exchange Act (each a “Parent Indemnified Person”) against any Claim to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claim arises out of or is based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with information furnished to Parent by such Company Stockholder expressly for use in such Registration Statement. However, the indemnity agreement contained in this Section 7.5(f)(ii) does not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Company Stockholder, which consent will not be unreasonably withheld, and no Company Stockholder will be liable under this Agreement for the amount of any Claim that exceeds the net proceeds actually received by such Company Stockholder as a result of the sale of shares of Parent Common Stock pursuant to such Registration Statement. This indemnity will remain in full force and effect regardless of any investigation made by or on behalf of a Parent Indemnified Person and will survive the transfer of the shares of Parent Common Stock by the Company Stockholders under Section 7.5(g) of this Agreement.

(iii) If any proceeding shall be brought or asserted against any person entitled to indemnity under Sections 7.5(f)(i) or 7.5(f)(ii) hereof (an “Indemnified Party”), such Indemnified Party promptly shall notify the person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

(iv) An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Indemnified Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; (ii) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (iii) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the reasonable expense of the Indemnifying Party; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one separate counsel). The Indemnifying Party shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on Claims that are the subject matter of such proceeding.

(h) Assignment of Registration Rights. The rights set forth in this Section 7.5, may be assigned by the Company Stockholders to transferees or assignees of all or any portion of the shares of Parent Common Stock, but only if (a) the Company Stockholder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to Parent within a reasonable time after such assignment, (b) Parent is, within a reasonable time after such transfer or assignment, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned, (c) after such transfer or assignment, the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws, (d) at or before the time Parent received the written notice contemplated by clause (b) of this sentence, the transferee or assignee agrees in writing with Parent to be bound by all of the provisions contained herein, and (e) the transferee is an “accredited investor” as that term is defined in Rule 501 of Regulation D.

(i) Additional Requirements. Until termination of the Registration Statement, Parent will use its commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act and file on a timely basis with the SEC all information that it may be required to file under either of Section 13 or Section 15(d) of the Exchange Act and, so long as it is required to file such information, use its commercially reasonable efforts to maintain the availability of Rule 144 promulgated under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to shares of Parent common stock.

7.6. Required Approvals.

(a) Between the date of this Agreement and the Closing Date, each party shall use commercially reasonable efforts to obtain all consents and approvals of Governmental Authorities and other Persons required to be obtained in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, including, without limitation, taking all required actions relating to the HSR Act as set forth in Section 7.6(b) below. Notwithstanding the foregoing, except as otherwise agreed to by the parties, no party will have any obligation to pay any material fee to any third party (not including filing or other fees payable to Governmental Authorities) for the purpose of obtaining any consents or approvals.

(b) Each party (i) shall cooperate with the other parties and shall use commercially reasonable efforts to file required Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Department of Justice (“DOJ”) as soon as practicable following the date of this Agreement (but in no event later than ten (10) business days from and after the date hereof); (ii) shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act; (iii) agrees to use its reasonable best efforts to negotiate with the FTC, the DOJ and/or any other Governmental Authority in respect of such filings to prevent the issuance of any requests for additional information, documents or other materials under the HSR Act; provided, that, (x) if such a request is about to be issued notwithstanding the parties’ efforts, the parties shall discuss the withdrawal and refiling of the filings to avoid the issuance of such a request and to enable the parties to continue to attempt to resolve the issues raised by any Governmental Authority in connection with the filings without the need to respond to any such request, and each of the parties shall have the option of withdrawal and refiling, and that, (y) if any such requests are nonetheless issued, to seek modification of same and comply at the earliest practicable date with respect thereto, as modified; and (iv) shall act in good faith and reasonably cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. To the extent not prohibited by Law, each party to this Agreement shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither the Company, on the one hand, neither Parent nor any of its Subsidiaries, on the other hand, shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving Parent or the Company, as the case may be, prior notice of the meeting and discussing with Parent or the Company, as the case may be, the advisability of Parent’s or the Company’s representatives, as the case may be, participating in such meeting or conversation. Each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Notwithstanding the foregoing, nothing in this Section 7.6 shall require, or be construed to require, Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Closing Date, any assets, businesses or interest in any assets or businesses of Parent or the Company or any of their Affiliates (or consent to any sale, or agreement to sell, by the Company of any of their assets or businesses) or agree to any material changes or restrictions in the operations of any such assets or businesses.

(c) Each party shall bear its own costs for filing and other fees payable to Governmental Authorities, except for the filing fee under the HSR Act, which the parties agree to share equally. On the filing date of the Notification under the HSR Act by Parent, the Company shall deliver payment in immediately available funds to Parent for one half of the filing fee.

7.7. Change of Control of Parent. If, during the Revenue Based Contingent Consideration Payment Period, Parent proposes to enter into a Change of Control, such Change Control shall be conditioned upon the successor organization agreeing to undertake the obligations of Parent under this Agreement.

ARTICLE 8

CONDITIONS TO MERGER

8.1. Condition to Obligation of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

(a) HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated.

(b) No Injunctions. No temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated herein shall be in effect; provided, however, that each party shall have used its reasonable best efforts to prevent the entry of such orders or injunctions and to appeal as promptly as possible any such orders or injunctions and to appeal as promptly as possible any such orders or injunctions that may be entered.

(c) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company’s stockholders in accordance with the Company’s Certificate of Incorporation and the DGCL.

8.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and the Merger Sub to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement and in any certificate or other written document delivered to Parent pursuant hereto that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of the Company in this Agreement and in any certificate or other written document delivered to Parent pursuant hereto that is not so qualified shall be true and correct in all Material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and Parent and Merger Sub shall have received a certificate to such effect signed by Roy Schoenberg as President of the Company and Ido Schoenberg, as Chief Executive Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Parent shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

(c) Certificate of Secretary. The Company shall have delivered to Parent a certificate executed by the Secretary of the Company certifying: (i) resolutions duly adopted by the Board of Directors and stockholders of the Company authorizing this Agreement and the Merger; (ii) the Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time, including all amendments thereto; (iii) the Merger Consideration Certificate; and (iv) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company including, without limitation, those set forth on Schedule 8.2(d), except for such consents, waivers, approvals, authorizations and orders, which if not listed in Schedule 8.2(d) and not obtained, and such filings, which if not listed in Schedule 8.2(d) and not made, would not be reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation. In addition, Parent shall have obtained the written consent of Wells Fargo Foothill, Inc., pursuant to the terms of that certain Credit Agreement to which Parent and Wells Fargo Foothill, Inc. are parties.

(e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company that has not been cured as of the Final Date.

(f) Letters of Offer. Parent shall have entered into Letters of Offer, in the form approved by Parent, with certain Company Employees that have been identified by Parent in writing.

(g) Non-Competition Agreements. Parent shall have entered into Non-Competition Agreements, in the form approved by Parent, with certain Company Employees that have been identified by Parent in writing.

(h) Intentionally Omitted.

(i) Opinion of Counsel. Parent shall have received the opinion of the Company’s legal counsel, dated as of the Closing Date, in the form attached hereto as Exhibit D.

(j) Resignation of Officers and Directors. Parent shall have received letters of resignation from each of the officers and directors of the Company set forth on Schedule 8.2(j) immediately prior to the Effective Time, which resignations in each case shall be effective as of the Effective Time.

(k) Termination of 401K Plan. The Company shall have terminated its 401(k) Plan (the “401(k) Plan”) effective at least one day prior to the Closing Date and all contributions payable to the 401(k) Plan shall have been made. The Company shall have provided to Parent (i) executed resolutions of the Board of Directors of the Company authorizing the termination and (ii) an executed amendment to the 401(k) Plan sufficient to ensure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

(l) Technology Assignment. The Company shall have received confirmation of the assignment of all intellectual property rights invented, conceived or developed by Roy Schoenberg during his employment or engagement as a consultant for the Company, including, without limitation, the assignments listed on Schedule 8.2(l), and such other assignments listed on Schedule 8.2(l), in a form approved by Parent.

(m) Conversion of Preferred Stock. All shares of Series A and Series B Preferred Stock of the Company shall have been converted into Company Common Stock.

(n) Source Code. The Company shall have delivered or made reasonably accessible to the satisfaction of Parent, human-readable source code for all aspects of the computer programs included in the Software owned by the Company sufficient to enable a software programmer having average skill and ability to understand, maintain and modify the source code.

(o) Investor Questionnaire. Parent shall have received accredited investor questionnaires in the form acceptable to Parent certifying that each of the Company Stockholders are accredited investors as defined in Regulation D promulgated under the Securities Act.

(p) Dissenting Shares. Holders of no more than five percent (5%) of the shares of Company Stock shall have the right to demand appraisal of their shares as Dissenting Shares.

(q) Intellectual Property Opinion. Parent shall have received the opinion of the Company’s intellectual property counsel, dated as of the Closing Date, in the form attached as Exhibit E.

8.3. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub in this Agreement and in any certificate or other written document delivered to the Company pursuant hereto that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Parent and Merger Sub in this Agreement and in any certificate or other written document delivered to the Company that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Parent.

(c) Opinion of Counsel. The Representative, on behalf of the Company Stockholders, shall have received the opinion of the Parent’s legal counsel, dated as of the Closing Date, in the form attached hereto as Exhibit F.

(d) Non-Contingent Consideration. Parent shall have delivered the Non-contingent Consideration.

ARTICLE 9

TERMINATION

9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

(a) by mutual written agreement duly authorized by the Boards of Directors of the Company and Parent;

(b) by the Parent if either the Company or the Representative has breached any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) is incapable of being cured or is not cured by the Company or the Representative within twenty (20) days after written notice of such breach, or prior to the Final Date, whichever is less, and (ii) would render any condition, as applicable, under Sections 8.2(a) or (b) as unsatisfied;

(c) by the Company if either Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in this Agreement which breach (i) is incapable of being cured or is not cured by the Parent or Merger Sub within twenty (20) days after written notice of such breach, or prior to the Final Date, whichever is less, and (ii) would render any condition, as applicable, under Sections 8.3(a) or (b) as unsatisfied;

(d) by either party if the required approval of the stockholders of the Company shall not have been obtained prior to the Final Date (as defined below);

(e) by either party, if the Effective Time has not occurred on or before the Final Date, other than as a result of a breach of this Agreement by the terminating party;

(f) by either party, if a permanent injunction or other order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger shall have been issued and shall have become final and nonappealable;

(g) by Parent, if (i) the Company’s Board of Directors shall have: (A) withdrawn, or adversely modified or changed, or resolved to withdraw or adversely modify or change, the Company Board Recommendation or failed to reconfirm its recommendation within five (5) Business Days of a written request by Parent to do so; or (B) approved or recommended, or resolved to approve or recommend, to the Company Stockholders an Acquisition Proposal other than that contemplated by this Agreement or entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal; or (ii) the Company shall have breached Section 5.3; or

(h) by the Company if the Company received a Superior Proposal, and (i) such Superior Proposal did not result from a breach by the Company of its covenants contained in Section 5.3(a) hereof (ii) the Company is not then in material breach of this Agreement; (iii) the Company’s Board of Directors is entitled to withdraw the Company Board Recommendation pursuant to Section 5.3(c); (iv) the Company’s Board of Directors (or any committee thereof) shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into a binding agreement with respect to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal; and (v) Parent does not make, within five (5) Business Days after the receipt of the notice referred to in clause (iv) of this subsection (h), a binding, written and complete (including any schedules or exhibits) proposal that the Company’s Board of Directors determines in good faith, after consultation with its financial advisor, is as favorable to the Company Stockholders as such Superior Proposal.

As used herein, the “Final Date” shall be December 31, 2005.

9.2. Notice of Termination. Any termination of this Agreement under Section 9.1 above will be effective by the delivery of written notice of the terminating party to the other party hereto.

9.3. Effect of Termination. In the case of any termination of this Agreement as provided in this Article 9, this Agreement shall be of no further force and effect and nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement which shall survive termination of this Agreement in accordance with its terms.

9.4. Breakup Fee. Upon the occurrence of any of the following events, the Company shall immediately make payment to Parent (by wire transfer or cashiers check) a breakup fee in the amount of $2,000,000 (the “Breakup Fee”): (i) this Agreement is terminated by the Company pursuant to Section 9.1(h); (ii) this Agreement is terminated by Parent pursuant to Section 9.1(g); (iii) the Board of Directors of the Company shall have refused to render the Company Board Recommendation or changed its Company Board Recommendation, or shall have disclosed, in any manner, its intention to change such Company Board Recommendation; or (iv) the Company shall have terminated this Agreement after the Final Date, if prior to the Final Date a third party shall have proposed, or it shall have been disclosed to the Company Stockholders that a third party intends to propose an Alternative Acquisition, and within twelve (12) months following such Final Date, the Company shall enter into an agreement with such third party providing for an Alternative Acquisition.

ARTICLE 10

GENERAL PROVISIONS

10.1. Non-Survival of Representations and Warranties. All representations, warranties and covenants of the parties contained in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article 9, as the case may be. This Section 10.1 shall not limit any covenant or agreement of the parties which by its express terms contemplates performance, in whole or in part, after the Effective Time.

10.2. Representative.

(a) The Representative shall not be liable to any Company Stockholder for any act done or omitted hereunder as the Representative while acting in good faith. The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Representative. The Company Stockholders shall, severally and not jointly, on a pro rata basis, based on the number of shares of Company Common Stock issued and outstanding as of the Effective Time, indemnify the Representative and hold him harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including without limitation the legal costs and expenses of defending the Representative against any claim or liability in connection with the performance of the Representative’s duties.

(b) Notwithstanding anything herein to the contrary, the Representative is not authorized to, and shall not, accept on behalf of any holder (other than himself) of Company Stock or Company Options any Merger Consideration or Option Payments to which such holder of Company Stock or Company Options is entitled under this Agreement and the Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any holder of Company Stock unless the Representative is expressly authorized to do so in writing signed by the holder of Company Stock

(c) The Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d) The Representative shall serve as Representative until his resignation, removal from office, incapacity or death; provided, however, that the Representative shall not have the right to resign without (i) prior written notice to the Company Stockholders and (ii) determination of a successor reasonably satisfactory to Parent to serve until a successor thereto is elected by the Company Stockholders. The Representative may be removed at any time, and a successor representative, reasonably satisfactory to Parent, may be appointed, pursuant to written action by the Company Stockholders who, immediately prior to the Effective Time, held shares of Company Stock constituting sixty six and two-thirds percent (66 2/3%) or more of all such shares. Any successor to the Representative shall, for purposes of this Agreement, be deemed to be, from the time of the appointment thereof in accordance with the terms hereof, the Representative, and from and after such time, the term “Representative” as used herein and therein shall be deemed to refer to such successor. No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement.

(e) The Representative shall be permitted to retain counsel, consultants and other advisors and shall promptly notify Parent after retaining any such person. The Representative shall be entitled to reimbursement by Parent of his reasonable out of pocket expenses including the reasonable, documented fees and expenses incurred by the Representative for payment to, or in connection with, the retention of such counsel, consultants, accounting or financial, or other advisors, not to exceed $20,000 per Contingent Payment, incurred in the performance of his duties under this Agreement. Any amounts due the Representative in excess of $20,000 per Contingent Payment shall be borne by the Company Stockholders on a pro rata basis.

10.3. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying two day delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten days advance written notice to the other parties hereto):

(a)    If to Parent or Merger Sub:

The TriZetto Group, Inc.

567 San Nicolas Drive, Suite 360

Newport Beach, CA 92660

Attn: Vice President of Corporate Development

Ph: (949) 719-2200

Fax: (949) 219-2199

with a copy to (which shall not constitute notice):

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attn: K.C. Schaaf, Esq.

Ph: (949) 725-4155

Fax: (949) 725-4100

If to the Company:

CareKey, Inc.

137 Newbury Street

Boston, Massachusetts 02116

Ph: (617) 375-6700

Fax: (617) 859-9775

with a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Stanford N. Goldman, Jr.

Ph: (617) 542-6000

Fax: (617) 542-2241

If to the Representative:

c/o Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Stanford N. Goldman, Jr.

Ph: (617) 542-6000

Fax: (617) 542-2241

10.4. Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after any stockholder approval of the issuance of the Merger Consideration has been obtained; provided, that after any such approval by the holders of Shares, there shall be made no amendment that pursuant to the DGCL requires further approval by such stockholders without the further approval of such stockholders.

10.5. Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.6. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.7. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.9. Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

10.10. Assignment. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

10.11. Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

10.12. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the laws of the State of California as applied to contracts that are executed and performed in California, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Orange County, California (if the claim or action is initiated by Company) for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

10.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when counterparts have been signed by each of the parties and delivered by facsimile or other means to the other party. Any party who delivers a signature page via facsimile agrees to later deliver an original counterpart to all other parties.

10.14. Attorneys Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.15. Gender. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities.

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE TRIZETTO GROUP, INC., a Delaware corporation

By:

Name:

Title:

CK ACQUISITION CORP., a Delaware corporation

By:

Name:

Title:

CAREKEY, INC., a Delaware corporation

By:

Name:

Title:

REPRESENTATIVE

Ido Schoenberg

EXHIBIT A

CERTAIN DEFINITIONS

The following terms, as used in the Purchase Agreement, have the following meanings:

“Acquisition Proposal” shall have the meaning as set forth in Section 5.3(b) of this Agreement.

“Affiliate” shall mean with respect to any Person, any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority, or other Person directly or indirectly controlling, controlled by or under common control with such Person, including all officers and directors of such Person.

“Agreement” shall have the meaning as set forth in the Preamble.

“Alternative Acquisition” shall have the meaning as set forth in Section 5.3 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Benefit Plans” shall have the meaning as set forth in Section 3.11 of this Agreement.

“Business” shall mean the development and sale of the Products.

“Certificates” shall have the meaning as set forth in Section 2.5(b) of this Agreement.

“Certificate of Merger” shall have the meaning as set forth in Section 1.3 of this Agreement.

“Change of Control” means a (i) merger or consolidation of Parent whether or not approved by the Board of Directors of Parent, other than a merger or consolidation which would result in the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of Parent or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation, (ii) the sale or disposition by Parent of all or substantially all of Parent’s Assets; or (iii) the disposition in any form, whether by sale, merger or otherwise, of all or substantially all of the Business.

“Claims” shall have the meaning as set forth in Section 7.5(g)(i) of this Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of this Agreement.

“Closing Balance Sheet” shall have the meaning as set forth in Section 2.1(b)(v) of this Agreement.

“Closing Cash Consideration” shall have the meaning as set forth in Section 2.1(b)(i)(A).

“Closing Date” shall have the meaning as set forth in Section 1.2 of this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall have the meaning as set forth in the Preamble.

“Company Board Recommendation” shall have the meaning as set forth in Section 5.2 of this Agreement.

“Company Common Stock” means the common stock of the Company with a par value of $.0001 per share.

“Company Disclosure Schedule” shall mean the written disclosure schedule pursuant to Article 3 of the Agreement delivered on or prior to the date hereof by the Company to Parent that is arranged in the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Company Employees” shall have the meaning as set forth in Section 6.2(a) of this Agreement.

“Company Financial Statements” shall have the meaning as set forth in Section 3.5(a) of this Agreement.

“Company Intellectual Property” means all Material Intellectual Property other than Material Intellectual Property that is the subject of Third Party Licenses.

“Company Option” or “Company Options” shall mean all outstanding options to purchase shares of Company Common Stock as of the Effective time.

“Company Projections” shall mean the financial projections of the Company for the years 2005 through 2009, a copy of which is attached to this Agreement as Schedule 3.5(g).

“Company Preferred Stock” shall mean the Series A Preferred Stock and Series B Preferred Stock of the Company.

“Company Stock” shall mean the Common Stock, Series A Preferred Stock and Series B Preferred Stock of the Company.

“Company Stockholders” shall mean each holder of Company Common Stock immediately prior to the Effective Time.

“Company Stockholder Indemnified Party” shall have the meaning as set forth in Section 7.5(e)(i) of this Agreement.

“Confidentiality Agreement” shall have the meaning as set forth in Section 5.4 of this Agreement.

“Contingent Payment Date” shall have the meaning as set forth in Section 2.1(b)(ii) of this Agreement.

“Contingent Payments” shall have the meaning as set forth in Section 2.1(b)(ii) of this Agreement.

“Contingent Payment Statement” shall have the meaning as set forth in Section 2.1(b)(ii)(E) of this Agreement.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Customer Based Contingent Consideration” shall have the meaning as set forth in Section 2.1(b)(ii)(A).

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“DGCL” shall have the meaning as set forth in the Recitals of this Agreement.

“Dispute Notice” shall have the meaning as set forth in Section 2.1(b)(ii)(E) of this Agreement.

“Dissenting Shares” shall have the meaning as set forth in Section 2.2(a) of this Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of this Agreement.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Exchange Act” means the Securities and Exchange Act of 1934.

“Facets Customers” means third parties that are parties to a license or hosting services agreement permitting the internal use of Parent’s enterprise resource solution marketed and licensed to health care payers and third party administrators, referred to by Parent as Facets.

“401K Plan” shall have the meaning as set forth in Section 8.2(k) of this Agreement.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality.

“Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

“Incremental Revenue Based Contingent Consideration” shall have the meaning as set forth in Section 2.1(b)(ii)(B).

“Indemnified Party” shall have the meaning as set forth in Section 7.5(e)(iii) of this Agreement.

“Intellectual Property” shall mean all rights, privileges and priorities provided under applicable Law relating to intellectual property, whether registered or unregistered, including without limitation all (i) (a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, mask works, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, Products, Software, databases and related items; (c) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (d) trade secrets, proprietary data and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing.

“Knowledge” means the actual knowledge of the officers of a party, including, without limitation, with respect to the Company, Ido Schoenbeg and Roy Schoenberg, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Lien” means, with respect to any Asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such Asset.

“Maintenance Based Contingent Consideration” shall have the meaning as set forth in Section 2.1(b)(ii) of this Agreement.

“Maintenance Revenue” means software maintenance revenue arising from the sale of Company Products to Non-Facets Customers, and 50% of software maintenance revenue arising from the sale of Company Products to Facets Customers, whether such revenue is received by Parent, the Surviving Corporation or any Subsidiary of Parent.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to any Person, a Material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the operating results of such Person and its Subsidiaries taken as a whole, except, in each case, for any such change or condition resulting from or arising out of (i) changes or developments in any industry in which such Person operates, which changes or developments do not disproportionately affect such Person relative to other participants in such industry in any material respect, (ii) changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect such Person in any material respect, (iii) any change in Parent’s stock price or trading volume, in and of itself, (iv) the announcement of the transactions contemplated by this Agreement, or (v) acts of war, insurrection, sabotage or terrorism.

“Merger” shall have the meaning as set forth in the Recitals.

“Merger Consideration” shall consist of (i) the Non-Contingent Consideration and (ii) the Contingent Payments. In no event shall the Merger Consideration and the Option Payments, and the aggregate amount of consideration payable by Parent under this Agreement, exceed the amount represented by “T” in the applicable formula set forth in Section 2.1(b) of this Agreement.

“Merger Consideration Certificate” shall have the meaning set forth in Section 2.4(c) of this Agreement.

“Merger Sub” shall have the meaning as set forth in the Preamble.

“NASD” means National Association of Securities Dealers, Inc.

“Non-Contingent Consideration” shall have the meaning as set forth in Section 2.1(b)(i) of this Agreement.

“Non-Facets Customers” means customers that are not Facets Customers.

“Open Source Software” means any software, or any portion thereof, in source code or object code, that is licensed, distributed or made available under any license or other distribution agreement (i) containing any of the following terms and conditions: (A) licensees of such software must have the right to copy, sell or give away such software or modifications or derivative works thereof without compensation to the licensor, (B) licensees of such software must receive or have available access to the source code for such software, (C) licensees of such software must have the right to modify and create derivative works of such software or (ii) that is certified by the Open Source Initiative or otherwise compliant with the most current version of the Open Source Definition as published by the Open Source Initiative. Open Source Software, without limitation, includes software licensed or distributed under any of the following licenses or licenses similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g. PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Berkeley software design (BSD) license including Free BSD or BSD-style license, (vi) the Sun Community Source License (SCSL), (vii) an Open Source Foundation License (e.g. CDE and Motif UNIX user interfaces), and (viii) the Apache Server license.

“Option Payment” shall have the meaning as set forth in Section 2.4(a) of this Agreement.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Parent” shall have the meaning as set forth in the Preamble.

“Parent Common Stock” means the common stock of the Parent with a par value of $.001 per share.

“Parent Disclosure Schedule” shall mean the written disclosure schedule pursuant to Article 4 of the Agreement delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Parent Indemnified Party” shall have the meaning as set forth in Section 7.6(e)(ii) of this Agreement.

“Parent SEC Reports” shall have the meaning as set forth in Section 4.8(a) of this Agreement.

“Permit” shall mean any federal, state, local, or foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; and (b) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings.

“Per Share Closing Date Payment Amount” shall have the meaning set forth in Section 2.1(b)(i) of this Agreement.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Products” means the (i) Software products Care Advance Enterprise, Clinical Care Advance, and Personal Care Advance, and other products owned and sold by the Company as described in reasonable detail on Schedule A-1 hereto, and modifications and improvements thereto, and (ii) all products in development by the Company at Closing that are set forth in reasonable detail on Schedule A-1 hereto and which satisfy the standards for technological feasibility as described in Statement No. 86 of the Financial Accounting Standards Board, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”, as of the Closing Date, as determined by Parent and its independent accounting firm in connection with Parent’s audit of its financial statements for the year ended December 31, 2005, and modifications and improvements thereto.

“Registration Statement” means a registration statement of Parent filed under the Securities Act.

“Registration Period” means the period between the first date on which shares of Parent Common Stock are issued by Parent in satisfaction of Contingent Payments and the earlier of (i) the date on which (x) all of the Registrable Securities have been sold by the Company Stockholders pursuant to the Registration Statement and (y) are freely tradable under the Securities Act (except that this clause (y) shall not apply with respect to Shares sold to affiliates) and no further Registrable Securities may be issued in the future, (ii) the second anniversary of the Closing Date if the holding period for purposes of Rule 144 relates back to the Closing Date, in the reasonable discretion of Parent, or (iii) the date on which all the Registrable Securities may be immediately sold by the Company Stockholders without registration and without restriction as to the number of Registrable Securities to be sold, pursuant to Rule 144 or otherwise.

“Registrable Securities” means the shares of Parent Common Stock issued in satisfaction of the Contingent Payments, and any shares of capital stock issued or issuable from time to time (with any adjustments) in exchange for or otherwise with respect to such shares of Parent Common Stock.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, and all foreign, federal, state and local regulatory agencies and other Governmental Entities or bodies having jurisdiction over the parties and their respective Assets, employees, businesses and/or Subsidiaries, including the NASD and the Securities and Exchange Commission.

“Representative” shall have the meaning as set forth in the Preamble.

“Revenue” shall mean the sum of (a) 100% of the aggregate license, professional services, software maintenance and hosting revenue arising from the sale of Company Products to Non-Facets Customers following the commencement of the Revenue Based Contingent Consideration Payment Period, plus (b) 50% of the aggregate license and software maintenance revenue arising from the sale of Company Products to Facets Customers following the commencement of the

Revenue Based Contingent Consideration Payment Period, whether such revenue is received by Parent, the Surviving Corporation or any Subsidiary of Parent. For purposes of measuring and calculating Revenues, the following provisions shall apply:

(i) if a Company Product is sold with one or more products of Parent, the Revenue attributable to such Company Product shall be no less than 90% of the simple average price received when such Company Product is sold separately in a comparable customer segment, on a per member license fee basis, during the immediately preceding 24 months, unless otherwise agreed between Parent and Representative;

(ii) with respect to a sale of a Company Product to Facets Customers, during the Revenue Based Contingent Consideration Period, in connection with the sale of hosting services related to such Company Product, the Revenue attributable to such Company Product shall be no less than 90% of the simple average price received when such Company Product is sold without hosting in a comparable customer segment, on a per member license fee basis, during the immediately preceding 24 months, unless otherwise agreed between Parent and Representative;

(iii) for purposes of determining the simple average in (i) and (ii) above, the “per member license fee” shall equal the total recognizable license fees under the customer agreement divided by the total number of members covered under the license. In the event a license agreement is priced on a per member per month basis, then the per member license fee shall be determined by multiplying the per member per month fee by sixty (60). In the event no sales of the same Company Product have been made to a comparable customer segment, such that the minimum pricing set forth in (i) and (ii) above cannot be calculated, then Parent and Representative shall mutually agree on the applicable per member licensing fees; and

(iv) in no event will deferred revenue of the Company prior to commencement of the Revenue Based Contingent Consideration Payment Period be considered Revenue.

“Revenue Based Contingent Consideration” shall have the meaning as set forth in Section 2.1(b)(ii)(C).

“Revenue Based Contingent Consideration Payment Period” shall have the meaning as set forth in Section 2.1(b)(ii)(B).

“Rule 144” means Rule 144 promulgated under the Securities Act, as amended.

“SEC” shall have the meaning as set forth in Section 4.8 of this Agreement.

“Securities Act” means the Securities Act of 1933.

“Software” means and includes all computer programs, whether in source code, object code or other form (including without limitation any embedded in or otherwise constituting part of a computer hardware device), algorithms, edit controls, methodologies, applications, flow charts and any and all systems documentation (including, but not limited to, data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, and file layouts and written narratives of all procedures used in the coding or maintenance of the foregoing.

“Stock Plan” shall have the meaning as set forth in Section 3.4(a) of this Agreement.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Superior Proposal” means a bona fide written offer which is not solicited after the date hereof in violation of this Agreement made by any person other than Parent that involves (a) (i) a sale, lease, exchange, transfer or other disposition of more than 50% of the assets of the Company in a single transaction or a series of related transactions, or (ii) the acquisition, directly or indirectly, by such third party of beneficial ownership of 50% of the Company Stock, whether to be effectuated by a merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, (b) is on terms which the Company’s Board of Directors in good faith concludes (following consultation with its financial advisors and outside legal counsel) are more favorable to the Company Stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (including any revisions hereto), and (c) is, in the good faith judgment of the Company’s Board of Directors, reasonably likely to be completed on the terms proposed, taking into account the various legal, financial and regulatory aspects of the proposal.

“Surviving Corporation” shall have the meaning as set forth in Section 1.1 of this Agreement.

“Target Revenue Event” shall have the meaning as set forth in Section 2.1(b)(ii)(B).

“Tax” or “Taxes” shall mean (i) all United States federal, state, provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, real property, personal property, alternative or add-on minimum, estimated, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors, together with all interest, penalties and additions imposed with respect to such amounts (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Transaction Documents” means the Agreement, the Confidentiality Agreement and the Non-Competition Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

“Transaction Expenses” shall mean all accounting, legal and investment banking fees and costs and other fees and costs incurred by the Company in connection with the transactions contemplated by this Agreement, including, without limitation, one half of the HSR Fee, through the Closing Date.

“Violations” shall have the meaning as set forth in Section 7.6(e)(i) of this Agreement.

“Voting Agreements” shall have the meaning as set forth in the Recitals.

“Working Capital” shall mean current assets minus current liabilities. For purposes of calculating Working Capital (1) current assets means current assets calculated in accordance with GAAP, but excluding any cash received upon exercise of options outstanding on the date of this Agreement, and (2) current liabilities shall include, without limitation, accrued payroll, travel expenses, accrued Transaction Expenses, accrued severance expenses, a reasonable estimate for the cost of leasehold improvements (net of the landlord’s tenant improvement allowance) for the Company’s new facilities in Boston, Massachusetts, accrued vacation, accrued retention bonuses, year-end employee bonuses other than retention bonuses and other employee benefits and other miscellaneous expenses of the Company accrued in accordance with GAAP, but excluding deferred revenue for which services are required to be performed after the Closing Date. For purposes of calculating Working Capital, the Company shall accrue (i) Transaction Expenses, severance expenses, vacation expenses, retention bonuses (not to exceed $700,000), a reasonable estimate for the cost of leasehold improvements (net of the landlord’s tenant improvement allowance) for the Company’s new facilities in Boston, Massachusetts, and year-end employee bonuses other than retention bonuses, whether or not such accruals would be required by GAAP, and (ii) other employee benefits and other miscellaneous expenses of the Company resulting from the transactions contemplated by this Agreement to the extent that accrual thereof is required by GAAP.

“Working Capital Adjustments” shall have the meaning as set forth in Section 2.1(b)(iv) of this Agreement.

“Working Capital Adjustments Schedule” shall have the meaning as set forth in Section 2.1(b)(iv) of this Agreement.

“Working Capital Deficit” shall have the meaning as set forth in Section 2.1(b)(iv) of this Agreement.

“Working Capital Objection Notice” shall have the meaning as set forth in Section 2.1(b)(iv) of this Agreement.

EXHIBIT B

FORM OF VOTING AGREEMENT

B-1

EXHIBIT C

CERTIFICATE OF MERGER

C-1

EXHIBIT D

LEGAL OPINION OF COMPANY COUNSEL

D-1

EXHIBIT E

LEGAL OPINION OF COMPANY INTELLECTUAL PROPERTY COUNSEL

E-1

EXHIBIT F

LEGAL OPINION OF PARENT COUNSEL

F-1